Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated as of November 5, 2008

among

Entretenimiento GM de México S.A. de C.V., as Buyer,

and

AMC Netherlands HoldCo B.V.,

LCE Mexican Holdings, Inc., and

AMC Europe S.A., as Sellers

and

AMC Entertainment Inc., as Guarantor

i

	4.5.	AVAILABLE FUNDS	39

5.	COVENANTS		39
	5.1.	ACCESS AND INVESTIGATION	39
	5.2.	OPERATION OF BUSINESSES	39
	5.3.	NEGATIVE COVENANTS	39
	5.4.	REQUIRED APPROVALS	41
	5.5.	SUPPLEMENTS TO DISCLOSURE STATEMENT	42
	5.6.	NO NEGOTIATION	43
	5.7.	BEST EFFORTS	43
	5.8.	RELEASE OF CURRENT OFFICERS AND DIRECTORS	43
	5.9.	NONCOMPETITION; NONSOLICITATION	43
	5.10.	PURCHASE BY MEXICAN INDIVIDUALS	44
	5.11.	BOOKS AND RECORDS	44
	5.12.	WITHHOLDING	44
	5.13.	CERTAIN ACTIONS	45

6.	CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE		45
	6.1.	ACCURACY OF REPRESENTATIONS	46
	6.2.	SELLERS’ PERFORMANCE	46
	6.3.	CONSENTS	46
	6.4.	ANTITRUST APPROVAL	46
	6.5.	NO ORDER	46
	6.6.	NO PROCEEDINGS	47
	6.7.	NO PROHIBITION	47
	6.8.	DELIVERABLES	47
	6.9.	RELEASE	47

7.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		47
	7.1.	ACCURACY OF REPRESENTATIONS	47
	7.2.	BUYERS’ PERFORMANCE	48
	7.3.	CONSENTS	48
	7.4.	ANTITRUST APPROVAL	48
	7.5.	NO ORDER	48
	7.6.	NO PROCEEDINGS	48
	7.7.	NO PROHIBITION	48
	7.8.	DELIVERABLES	48

8.	GENERAL INDEMNIFICATION OBLIGATIONS		49
	8.1.	DEFINITIONS	49
	8.2.	SURVIVAL	49
	8.3.	INDEMNIFICATION BY BUYERS	50
	8.4.	INDEMNIFICATION BY SELLERS	50
	8.5.	LIMITATIONS ON INDEMNIFICATION	50
	8.6.	INDEMNIFICATION PROCEDURES	52

	8.7.	TREATMENT OF INDEMNITY PAYMENTS	54

9.	TERMINATION		54
	9.1.	TERMINATION EVENTS	54
	9.2.	EFFECT OF TERMINATION	54

10.	INTENTIONALLY OMITTED		55

11.	TAX MATTERS		55
	11.1.	TRANSFER TAXES	55
	11.2.	PREPARATION OF TAX RETURNS	55
	11.3.	TAX PAYMENTS AND REFUNDS	56
	11.4.	TAX COOPERATION AND EXCHANGE OF INFORMATION	59
	11.5.	CONTESTS	59
	11.6.	MISCELLANEOUS	61

12.	GENERAL PROVISIONS		61
	12.1.	EXPENSES	61
	12.2.	PUBLIC ANNOUNCEMENTS	61
	12.3.	CONFIDENTIALITY	62
	12.4.	NOTICES	62
	12.5.	FURTHER ASSURANCES	63
	12.6.	WAIVER	63
	12.7.	ENTIRE AGREEMENT AND MODIFICATION	64
	12.8.	DISCLOSURE STATEMENT	64
	12.9.	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	64
	12.10.	SEVERABILITY	65
	12.11.	SECTION HEADINGS, CONSTRUCTION	65
	12.12.	TIME OF ESSENCE	65
	12.13.	GOVERNING LAW	64
	12.14.	JURISDICTION AND VENUE	65
	12.15.	WAIVER OF JURY TRIAL	66
	12.16.	COUNTERPARTS	66
	12.17.	SPECIFIC PERFORMANCE; LIQUIDATED DAMAGES; ATTORNEYS’ FEES	66
	12.18.	EFFECT OF INVESTIGATION	68
	12.19.	NO SUBROGATION	68
	12.20.	NATURE OF SELLERS’ OBLIGATIONS	68
	12.21.	NATURE OF BUYERS’ OBLIGATIONS	68

EXHIBITS

Exhibit A	Grupo Cinemex S.A. de C.V. Wholly-Owned Subsidiaries
Exhibit B	Transaction Documents
Exhibit C	Form of Resignation and Release of Directors

SCHEDULES

Schedule 1	Sellers’ Knowledge Persons
Schedule 2	Buyers’ Knowledge Persons
Schedule 2.1	Transfers of Shares between Buyers and Sellers
Schedule 2.3	Working Capital
Schedule 4.2	Buyers’ Consents

DISCLOSURE STATEMENT

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of November 5, 2008, among Entretenimiento GM de México S.A. de C.V. (“Entretenimiento”), AMC Netherlands HoldCo B.V. (“AMC Netherlands”), LCE Mexican Holdings, Inc. (“LCE Mexican”), and AMC Europe S.A. (“AMC Europe”) (each, a “Seller” and collectively, the “Sellers”).   Entretenimiento and the individuals designated by Entretenimiento pursuant to Section 5.10 are referred to in this Agreement individually as a “Buyer,” and collectively, the “Buyers”.

RECITALS

Buyers desire to purchase from AMC Netherlands, LCE Mexican and AMC Europe, and AMC Netherlands, LCE Mexican and AMC Europe desire to sell (i) all of the issued and outstanding common shares of capital stock (the “Cinemex Common Shares”) of Grupo Cinemex, S.A. de C.V., a Mexican sociedad anónima de capital variable (the “Target Company”) and (ii) all of the issued and outstanding equity interests (partes sociales) (the “Symphony Company Interest” and together with the Cinemex Common Shares, the “Shares”) of Symphony Subsisting Vehicle, S. de R.L. de C.V. (“Symphony”), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.             DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“AMC Credit Agreement “ — as defined in Section 6.9.

“AMC Europe” — as defined in the preamble to this Agreement.

“AMC Netherlands” — as defined in the preamble to this Agreement.

“Aggregate Working Capital” — as defined in Section 2.3(a).

“Agreement” — as defined in the preamble of this Agreement.

“Antitrust Approval” — as defined in Section 6.4.

“Antitrust Laws” — as defined in Section 5.4(b).

“Applicable Contract” — any Contract (a) under which any Cinemex Company has any rights, (b) under which any Cinemex Company is subject to any obligation or liability, or (c) by which any Cinemex Company or any of the assets or property owned or used by it is bound.

“Applicable Exchange Rate” — as of any day of determination, the exchange rate for the Mexican peso to the United States dollar known as the “tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” published by Banco de Mexico in the Diario Oficial de la Federación for the Business Day immediately preceding (i) for the purposes of the payment of any claim for Losses made pursuant to Section 8.3 or 8.4, the date on which such Losses are determined by a final non-appealable judgment or mutually agreed to by the Indemnifying Party and the Indemnified Party, as applicable or (ii) for all other purposes, the Closing Date.

“Applicable Law” — shall mean regarding any Person, any Mexican Legal Requirement or Legal Requirement of any Governmental Body applicable to such Person or to any of its Subsidiaries or to any of its corresponding properties or assets.

“Applicable Territory” — the United Mexican States.

“Balance Sheet” — as defined in Section 3.4(a).

“Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances, and that are within its control, to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a material adverse change in the benefits that are expected to be obtained by such Person from this Agreement and the Contemplated Transactions.

“Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of any nature under this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.  The term “Breached” shall have a correlative meaning.

“Broker Losses” — as defined in Section 8.1(g).

“Business Day” — means (i) for the purposes of the definition of “Antitrust Approval”, any day that is not a Saturday, Sunday or other day on which commercial banks in Mexico City, Mexico, are authorized or required by law to remain closed and (ii) for all other purposes, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Mexico City, Mexico, are authorized or required by law to remain closed.

“Buyer” or “Buyers” — as defined in the preamble of this Agreement.

“Buyer Indemnified Parties” — as defined in Section 8.1(a).

“Buyer Liquidated Damages” — as defined in Section 12.17(d).

“Buyer Material Adverse Change” — with respect to Buyers, any change or effect that has a material adverse effect on the ability of Buyers to perform their obligations under any of this Agreement and the other Transaction Documents.

“Buyers’ Advisors” — as defined in Section 5.1.

“CME” — as defined in Section 6.9.

“Capital Expenditure” — any expenditure for fixed assets that would be classified as a fixed asset under Mexican NIF.

“Cash and Cash Equivalents” — the sum of the fair market value (determined in accordance with Mexican NIF) of all immediately available cash and cash equivalents (including marketable securities and short term investments) of the Cinemex Companies plus the aggregate amount in respect of the Success Bonus Program payments, but only to the extent the Purchase Price is decreased by the same amount pursuant to Section 2.2(d).

“Cinemex Business” — first run movie exhibition business as conducted by the Cinemex Companies as of the date of this Agreement.

“Cinemex Capitalization” — as defined in Section 2.5(d)(ii)(C).

“Cinemex Common Shares” — as defined in the recitals of this Agreement.

“Cinemex Companies” or “Cinemex Company” — the Target Company and each and all of the Subsidiaries, collectively.

“Closing” — as defined in Section 2.4.

“Closing Date” — the date and time as of which the Closing actually takes place.

“Closing Date Balance Sheet” — as defined in Section 2.3(b).

“Closing Date Balance Sheet Calculations” — as defined in Section 2.3(b).

“Closing Date Interim Period Capital Expenditures” — as defined in Section 2.3(b).

“Closing Date Net Funded Indebtedness” — as defined in Section 2.3(b).

“Closing Date Working Capital” — as defined in Section 2.3(b).

“Closing Proceeds” — as defined in Section 2.2.

“Competing Business” — as defined in Section 3.20(a).

“Consent” — any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” — all of the transactions contemplated by this Agreement, including:

(a)           the sale of the Shares by Sellers to Buyers;

(b)           the performance by Buyers and Sellers of their respective covenants and obligations under this Agreement; and

(c)           Buyers’ acquisition and ownership of the Shares.

“Contest” — as defined in Section 11.5(b).

“Contract” — any agreement, contract, obligation, or undertaking that is legally binding.

“Current Assets” — as defined in Section 2.3(a).

“Current Liabilities” — as defined in Section 2.3(a).

“Dávila Separation Agreement” — as defined in Section 2.2(c).

“Disclosure Statement” — the disclosure statement delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement.

“Encumbrance” — any lien, option, pledge, security interest, right of first refusal or similar restriction, including with respect to the Shares, any restriction on voting, transfer or exercise of any other attribute of ownership.

“Entretenimiento” — as defined in the preamble of this Agreement.

“Estimated Interim Period Capital Expenditures” — the good faith estimate delivered to Buyers two Business Days before the Closing Date by the chief financial officer of Target Company of the Interim Period Capital Expenditures.  Estimated Interim Period Capital Expenditures will be expressed in pesos and converted to United States dollars at the Applicable Exchange Rate.

“Estimated Net Funded Indebtedness” — the good faith estimate delivered to Buyers two Business Days before the Closing Date by the chief financial officer of Target Company of the Net Funded Indebtedness as of the close of business immediately preceding the Closing Date.  Estimated Net Funded Indebtedness will be expressed in pesos and converted to United States dollars at the Applicable Exchange Rate.

“Estimated Working Capital” — the good faith estimate delivered to Buyers two Business Days before the Closing Date by the chief financial officer of Target Company of the Aggregate Working Capital as of the close of business immediately preceding the Closing Date.  Estimated Working Capital will be expressed in pesos and converted to United States dollars at the Applicable Exchange Rate.

“Family” — as defined in the definition of “Related Person”.

“Fundamental Losses” — as defined in Section 8.1(b).

 “Funded Indebtedness” — with respect to the Cinemex Companies, as of any date of determination, without duplication, all indebtedness (determined in accordance with Mexican NIF) for borrowed money or indebtedness issued in substitution or exchange for borrowed money (other than capital leases, trade accounts payables, accrued operating expenses and other indebtedness arising in the ordinary course of business) as of such day of determination together with all accrued and unpaid interest thereon.

“Gamboa” — as defined in Section 11.2(b).

“Governmental Authorization” — any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any:

(a)           nation, state, municipality, city, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other legislative or judicial authority or government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)           multi-national organization or body; or

(e)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“IETU” — Impuesto Empresarial a Tasa Unica imposed under Mexican Legal Requirements.

“Inbursa Additional Amount” — as defined in Section 2.5(c)(iii).  The Inbursa Additional Amount shall not include any fee or other amount paid or payable to the Inbursa Lender Parties in connection with or in consideration for the Inbursa Amendment or Waiver.

“Inbursa Adjustment” — as defined in Section 2.3(b).

“Inbursa Amendment or Waiver” — as defined in Section 2.5(b).

“Inbursa Lender Parties” — as defined in Section 2.5(b).

“Inbursa Loan Agreements” — collectively, the Inbursa Term Loan Agreement, the Inbursa Revolving Loan Agreement and the other Loan Documents (Documentos del Crédito) (as defined in each Inbursa Loan Agreement).

“Inbursa Repayment Amount” — as defined in Section 2.5(c)(iii).

“Inbursa Revolving Loan Agreement” — the revolving credit agreement (contrato de crédito revolvente) dated as of December 20, 2005, as amended, among Cadena Mexicana de Exhibición, S.A. de C.V., the subsidiary guarantors named therein, the lenders party thereto, Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as administrative agent, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo FinancieroScotiabank Inverlat, as syndication agent.

“Inbursa Term Loan Agreement” — the credit agreement (contrato de crédito) dated as of August 16, 2004, as amended, among Cadena Mexicana de Exhibición, S.A. de C.V., the subsidiary guarantors named therein, the lenders party thereto, Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as administrative agent, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo FinancieroScotiabank Inverlat, as syndication agent.

“Inbursa Payoff Letter” — as defined in Section 2.5(c)(iii).

“Income Tax Contest” — as defined in Section 11.5(b).

“Indemnified Party” — as defined in Section 8.1(c).

“Indemnifying Party” — as defined in Section 8.1(d).

“Independent Accountant” — as defined in Section 2.3(c).

“Intellectual Property Assets” — as defined in Section 3.18.

“Interim Period Capital Expenditures” — the aggregate amount of Capital Expenditures of the Cinemex Companies made with respect to the theatres currently under construction in Morelia and Santa Fe, Mexico, respectively, from the date of this Agreement through the close of business immediately preceding the Closing Date.

“Knowledge” — an individual will be deemed to have “Knowledge” of a particular fact or other matter (a) when used in Sections 3 and 4 for purposes of Section 8, if such individual is actually aware or would reasonably be expected to be aware of such fact or matter as a prudent businessperson (taking into account such individual’s role), and (b) when used in Sections 3 and 4 for all other purposes, if such individual is actually aware, after making such due inquiry as a prudent businessperson (taking into account such individual’s role) to those employees who directly report to that individual, of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if (i) in the case of Sellers or the Cinemex Companies, any of the individuals listed on Schedule 1 has or is deemed to have Knowledge of such fact or other matter, or (ii) in the case of Buyers, any of the individuals listed on Schedule 2 has or is deemed to have Knowledge of such fact or other matter.

“LCE Mexican” — as defined in the preamble to this Agreement.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, law, ordinance, regulation, statute, or treaty.

“Loss” or “Losses” — as defined in Section 8.1(e).

“Material Adverse Change” — shall mean any events, changes, facts, developments or effects which, individually or in the aggregate, would be reasonably expected to have a material adverse effect on the business, operations, assets, financial condition or results of operations of the Cinemex Companies, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Change, any adverse effect principally attributable to any of the following shall be disregarded:  (i) any adverse change, event, development or effect arising from or relating to (A) general economic conditions (including those in one or more of the geographic markets in which the Cinemex Companies conduct or propose to conduct business), (B) economic conditions relating to the film exhibition industry, (C) regional, national or international political or social conditions, including the engagement by the United States or Mexico in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon anywhere in the world, and (D) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); except, in the case of clauses (A), (B), (C) and (D) above and clause (iv) below, to the extent any such adverse effect or change disproportionately affects the Cinemex Companies or the Cinemex Business as compared to other movie exhibition companies in Mexico; (ii) the taking of any action specifically required by this Agreement; (iii) any event, circumstance, change or effect that is demonstrated to have resulted from the announcement of the acquisition of the Target Company or the identity of Buyers or their affiliates; and (iv) any change of any Legal Requirement, Mexican Legal Requirement or Mexican NIF of general application that is applicable to the Cinemex Companies.

“Material Interest” — as defined in the “Related Person” definition.

“Mexican Consolidated Income Tax Return” — as defined in Section 11.2(b).

“Mexican Federal Competition Law” — as defined in Section 5.4(a).

“Mexican Governmental Authorization” — any Governmental Authorization issued, granted, given or otherwise made available by or under the authority of any Mexican Governmental Body or pursuant to any Mexican Legal Requirement.

“Mexican Governmental Body” — any:

(a)           Mexican federal, state or municipal government;

(b)           Mexican legislative, judicial or governmental authority of any nature (including any governmental agency, branch, department, official or entity, centralized or decentralized, commission, government owned or controlled entities and any court or other tribunal); or

(c)           multi-national organization or body of which Mexico is a party.

“Mexican Income Tax” — the income tax imposed under Mexican Legal Requirements.

“Mexican Legal Requirement” — any law, rule, regulation, administrative order, decree, or statute enacted or promulgated by any Mexican Governmental Body.

“Mexican NIF” — Mexican financial reporting standards (Normas de Información Financiera), as issued from time to time by the Mexican Financial Reporting Standards Board (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera).

“Mexican Post-Closing Return” — as defined in Section 11.2(b).

“Mexican VAT” — the value added tax imposed under Mexican Legal Requirements.

“Mexico” — the United Mexican States.

“Net Funded Indebtedness” — Funded Indebtedness less Cash and Cash Equivalents.

“Notice of Objection” — as defined in Section 2.3(c).

“Order” — any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.

“Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person, is taken in the ordinary course of the normal day-to-day operations of such Person and is consistent with the usage and custom of the industry in which such Person operates.

“Organizational Documents” — (a) the articles or certificate of incorporation and the bylaws or the combination of both or the estatutos sociales of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and the operating agreement or limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Outside Date” — as defined in Section 9.1(a).

“Pending Refund” — as defined in Section 11.2(a).

“Pepsi Deferred Revenue Amount” — US$1,900,000.

“Permitted Encumbrances” — as defined in Section 3.6.

“Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body, of any nature.

“pesos” or “$” — Mexican pesos, legal tender of Mexico (except where otherwise specifically indicated to be United States dollars, i.e., “US$”).

“Plans” — as defined in Section 3.10(a).

“Post-Closing Returns” — as defined in Section 11.2(b).

“Proceeding” — any action, arbitration, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” — as defined in Section 2.2.

“Related Person” — with respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)                                  any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)                                 any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)                                  any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)                                 any Person that holds a Material Interest in such specified Person;

(c)                                  each Person that serves as a director, officer, partner, or trustee of such specified Person (or in a similar capacity);

(d)                                 any Person in which such specified Person holds a Material Interest;

(e)                                  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)                                    any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the fourth degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Releasee” — as defined in Section 5.8.

“Required Working Capital” — Negative $180’000,000 pesos converted to United States dollars at the Applicable Exchange Rate.

“Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller” or “Sellers” — as defined in the preamble of this Agreement.

“Seller Liquidated Damages” — as defined in Section 12.17(c).

“Seller’s Percentage” — means a Seller’s percentage of ownership of the Target Company and Symphony, as measured by the number of Shares held by such Seller in relation to the total number of Shares.

“Sellers Structuring Transactions” — as defined in Section 5.3(b).

“Shares” — as defined in the Recitals of this Agreement.

“Specified Taxes” — IETU, Mexican Income Tax and Mexican VAT.

“Straddle Period” — as defined in Section 11.3(a).

“Straddle Period Tax” — as defined in Section 11.3(a).

“Straddle Period Tax Calculation” — as defined in Section 11.3(d).

“Subsidiary” — any of the Target Company’s subsidiaries set forth on Exhibit A to this Agreement, and “Subsidiaries” means all of them collectively.

“Success Bonus Program” — means the Transaction Success Bonus Program, dated October 24, 2008 made available by the Cinemex Companies to certain executives of the Cinemex Companies.

“Symphony” — as defined in the recitals of this Agreement.

“Symphony Company Interest” — as defined in the recitals of this Agreement.

“Target Company” — as defined in the recitals of this Agreement.

“Tax Benefit” — as defined in Section 8.5(e).

“Tax Loss Cap” — as defined in Section 8.5(c)(ii).

“Tax Losses” — as defined in Section 8.1(f).

“Tax Returns” — any return, report, notice, form, declaration, claim for refund, estimate, election, or information returns or statement or other document relating to or required by law to be filed by an entity in connection with any Tax, including any Schedule or attachment thereto, and including any amendment thereof.  Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return”.

“Taxable Period” — any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter) with respect to which any Tax may be imposed by any Governmental Body.

“Taxes” — all income, gross receipts, withholding, capital gain, excise, real property, personal property, sales, value added, transfer, social security taxes, payroll taxes, INFONAVIT, SAR, franchise or other tax imposed by any Governmental Body, and shall include any related interest, fines, surcharges, penalties or other charges.

“Taxing Authority” — any federal, national, provincial, state, local or foreign government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

“Threatened” — a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

“Transaction Documents” — the documents set forth on Exhibit B to this Agreement, collectively.

“United States” — the United States of America, including the commonwealths, territories and possessions thereof.

2.             SALE AND TRANSFER OF SHARES; CLOSING

2.1.          SHARES

Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of the parties contained herein, at the Closing, the Sellers, jointly and severally, will sell and transfer to Buyers, all of the Sellers’ right, title, interest and ownership in and to the Shares free and clear of any Encumbrance, and Buyers and/or their designee(s) will purchase from Sellers all of Sellers’ rights, title, interest and ownership in and to the Shares owned by each Seller; provided, however, that the foregoing transactions shall be consummated substantially concurrently but in the following chronological order:

(a)           First, the sale and transfer of the Symphony Company Interest held by AMC Europe,

(b)           Second, the sale and transfer of the Symphony Company Interest held by LCE Mexican,

(c)           Third, the sale and transfer of the Cinemex Common Shares held by AMC Netherlands, and

(d)           Fourth, the sale and transfer of the Symphony Company Interest held by AMC Netherlands.

2.2.          PURCHASE PRICE

The aggregate purchase price (the “Purchase Price”) to be paid by Buyers to Sellers for the Shares will be equal to the Closing Proceeds and the net post-closing adjustments determined pursuant to Sections 2.3 and 11.6.  The “Closing Proceeds” will be equal to US$315,000,000,

(a)                                  decreased by the amount of the Estimated Net Funded Indebtedness,

(b)                                 decreased by the Inbursa Additional Amount if the Inbursa Payoff Letter has been obtained, and if not, Sellers’ good faith estimate of the Inbursa Additional Amount,

(c)                                  decreased by any remaining noncompete payments payable to Miguel Ángel Dávila Guzmán after the Closing Date under the terms of that certain separation agreement between Miguel Ángel Dávila Guzmán and Cadena Mexicana de Exhibición, S.A. de C.V., dated March 7, 2008, and ratified on April 30, 2008 (the “Dávila Separation Agreement”),

(d)                                 decreased by the aggregate amount of payments made pursuant to, under or in connection with the Success Bonus Program,

(e)                                  decreased by the Pepsi Deferred Revenue Amount,

(f)                                    increased by the amount of Estimated Interim Period Capital Expenditures, and

(g)                                 either (i) increased by the amount that the Estimated Working Capital exceeds the Required Working Capital or (ii) decreased by the amount that the Estimated Working Capital is less than the Required Working Capital.

2.3.                              WORKING CAPITAL CALCULATION AND POST-CLOSING ADJUSTMENTS

(a)                                  Schedule 2.3 contains a line item breakdown of certain combined current assets (the “Current Assets”) and combined current liabilities (“Current Liabilities”) of the Cinemex Companies.  The parties agree that the line items on Schedule 2.3 (which will not include Specified Taxes) will be the only line items used for purposes of determining Current Assets and Current Liabilities under this Agreement.  For purposes of this Agreement, “Aggregate Working Capital” of the Cinemex Companies will be determined by subtracting the Current Liabilities as of any day of determination from the Current Assets as of such day of determination of all of the Cinemex Companies.

(b)                                 Within sixty (60) days after the Closing, Buyers will prepare a balance sheet of the Cinemex Companies, on a consolidated basis as of the close of business immediately preceding the Closing

Date, which balance sheet will be prepared in accordance with Mexican NIF applied on a consistent basis with the Balance Sheet (the “Closing Date Balance Sheet”), and will deliver to Sellers such Closing Date Balance Sheet, together with a calculation of (i) the Aggregate Working Capital as of the close of business immediately preceding the Closing Date (the “Closing Date Working Capital”) calculated in accordance with Section 2.3(a), (ii) the Net Funded Indebtedness as of the close of business immediately preceding the Closing Date (the “Closing Date Net Funded Indebtedness”), (iii) any variance between the amount used for calculation of the Inbursa Additional Amount in Closing Proceeds pursuant to Section 2.2 and the Inbursa Additional Amount actually paid by or on behalf the Cinemex Companies (the “Inbursa Adjustment”), and (iv) the Interim Period Capital Expenditures (the “Closing Date Interim Period Capital Expenditures” and, together with the Closing Date Net Funded Indebtedness, the Closing Date Working Capital and  the Inbursa Adjustment, the “Closing Date Balance Sheet Calculations”).  Each of the Closing Date Balance Sheet Calculations will be expressed in pesos and converted to United States dollars at the Applicable Exchange Rate.  Sellers shall be entitled to review the Closing Date Balance Sheet and the Closing Date Balance Sheet Calculations.

(c)           Unless Sellers notify Buyers of their objection to the Closing Date Balance Sheet or the Closing Date Balance Sheet Calculations within 30 days after delivery thereof to Sellers, specifying any disputed items in reasonable detail (a “Notice of Objection”), such Closing Date Balance Sheet and Closing Date Balance Sheet Calculations shall be final and binding on the parties.  If Sellers deliver a Notice of Objection, the parties shall meet and attempt to resolve all of the disputed items contained in the Notice of Objection.  If the parties are unable to resolve all disputed items within 30 days of the delivery of the Notice of Objection, the parties shall promptly retain Ernst & Young LLP, or if Ernst & Young LLP is unable or unwilling to perform the tasks contemplated hereby, any other firm of independent public accountants mutually satisfactory to the parties, or if no such mutually acceptable firm of independent public accountants is designated by the parties or accepts its appointment within 60 days of its appointment, the firm of independent public accountants designated by the Secretary General of the International Chamber of Commerce (the “Independent Accountant”) solely to determine whether the disputed items regarding the Closing Date Balance Sheet or the Closing Date Balance Sheet Calculations have been determined, in each case, in accordance with this Section 2.3 and, if the Independent Accountant determines that any of the disputed items have not been so determined, what, if any, adjustments should be made so that they are determined in accordance with this Section 2.3.  The Independent Accountant shall be instructed to make such determinations regarding the remaining disputed items and to issue its written report to the parties within 60 days of its retention.  Buyers and Sellers (in each case, considered jointly), shall each bear fifty percent (50%) of the fees and expenses of the Independent Accountant.  Buyers and Sellers shall agree to jointly indemnify and hold the Independent Accountant harmless to the extent the foregoing is required by the Independent Accountant as a condition to the acceptance of its appointment.  The report of the Independent Accountant shall be final and binding on the parties.

(d)           Within fifteen Business Days after the final determination of the Closing Date Balance Sheet Calculations:

(i)          Regarding Aggregate Working Capital:

(A)          if (1) the Closing Date Working Capital is greater than (2) the Estimated Working Capital, then Buyers will pay on a dollar for dollar basis to Sellers such excess, according to each Seller’s Percentage; and

(B)           if (1) the Closing Date Working Capital is less than (2) the Estimated Working Capital, then Sellers will pay on a dollar for dollar basis to Buyers such deficit.

(ii)         Regarding Interim Period Capital Expenditures:

(A)          if (1) the Closing Date Interim Period Capital Expenditures are greater than (2) the Estimated Interim Period Capital Expenditures, then Buyers will pay on a dollar for dollar basis to Sellers such excess, according to each Seller’s Percentage; and

(B)           if (1) the Closing Date Interim Period Capital Expenditures are less than (2) the Estimated Interim Period Capital Expenditures, then Sellers will pay on a dollar for dollar basis to Buyers such deficit.

(iii)        Regarding Closing Date Net Funded Indebtedness:

(A)          if (1) the Closing Date Net Funded Indebtedness is greater than (2) the Estimated Net Funded

Indebtedness, then Sellers will pay on a dollar for dollar basis to Buyers such excess, according to each Seller’s Percentage; and

(B)           if (1) the Closing Date Net Funded Indebtedness is less than (2) the Estimated Net Funded Indebtedness, then Buyers will pay on a dollar for dollar basis to Sellers such deficit.

(iv)        Regarding the Inbursa Adjustment:

(A)          if the Inbursa Adjustment indicates that the Inbursa Additional Amount was more than the amount included in the calculation of Closing Proceeds, then Sellers, jointly and severally, will pay on a dollar for dollar basis to Buyers such difference, according to each Seller’s Percentage; and

(B)           if the Inbursa Adjustment indicates that the Inbursa Additional Amount was less than the amount included in the calculation of Closing Proceeds, then Buyers will pay on a dollar for dollar basis to Sellers such difference.

2.4.          CLOSING

The closing (the “Closing”) of the purchase and sale of the Shares provided for in this Agreement will take place at the offices of Ritch Mueller, S.C. commencing at 10:00 a.m. (Mexico City time) on the last day of the month in which all the conditions precedent set forth in Sections 6 and 7 (other than those conditions which by their nature can only be satisfied at the Closing, but subject to the satisfaction thereof) have been satisfied or waived to the extent permitted by Applicable Law (or if such date is not a Business Day, the following Business Day) provided that if such last day occurs earlier than ten Business Days following the day on which the Antitrust Approval is obtained, then the Closing will take place on the last day of the month immediately following the month in which all the conditions precedent set forth in Sections 6 and 7 (other than those conditions which by their nature can only be satisfied at the Closing, but subject to the satisfaction thereof) have been satisfied or waived to the extent permitted by Applicable Law, or at such other time and place as the parties may agree.

2.5.          CLOSING OBLIGATIONS

(a)           As promptly as reasonably practicable after receiving Antitrust Approval, Buyers shall deliver to Sellers a notice that Antitrust Approval has been obtained specifying the expected Closing Date determined in accordance with Section 2.4.

(b)           Buyers shall use Best Efforts to deliver to Sellers at least six Business Days before the Closing an amendment or waiver executed by all requisite parties to the Inbursa Loan Agreements to the effect, among other things, (x) that the consummation of the transactions contemplated by this Agreement shall not constitute an “Event of Default” (Caso de Incumplimiento) under Section 6.01(n) of each Inbursa Loan Agreement or (y) that the requisite parties to the Inbursa Loan Agreement (other than the Cinemex Companies and their affiliates) (the “Inbursa Lender Parties”) waive the exercise of any and all remedies in connection with the occurrence of an “Event of Default” (Caso de Incumplimiento) under Section 6.01(n) of each Inbursa Loan Agreement in connection with the consummation of the transactions contemplated by this Agreement on terms reasonably satisfactory in substance and form to Buyers and Sellers (the “Inbursa Amendment or Waiver”); provided, however, that the Buyers shall be deemed to have satisfied the foregoing requirements if the Inbursa Lender Parties are unwilling or unable to execute or deliver the Inbursa Agreement or Waiver; and provided, further, that notwithstanding anything to the contrary in the Agreement, Buyers shall not be required to consent or agree to any investment, modification or supplement to the Inbursa Loan Agreements other than solely to give effect to the Inbursa Loan Agreements, or to the making of any payment by Buyers, their respective affiliates or the Cinemex Companies in connection therewith.  If Buyers determine that Buyers will not deliver the Inbursa Amendment or Waiver to Sellers at least six Business Days before Closing, Buyers shall deliver to Sellers as promptly as reasonably practicable a notice to the effect that Buyers will not so deliver the Inbursa Amendment or Waiver.

(c)           Two Business Days before the Closing:

(i)          Sellers will deliver to Buyers or to Buyers’ designee(s) a schedule reflecting the Estimated Working Capital, Estimated Net Funded Indebtedness, the Estimated Interim Period Capital Expenditures and the other components of the Closing Proceeds calculation under Section 2.2;

(ii)         Sellers will deliver to Buyers wiring instructions for payment of the Closing Proceeds; and

(iii)        If Buyers deliver notice pursuant to Section 2.5(b) to the effect that the Inbursa Amendment and Waiver will not be delivered at least six Business Days prior to the Closing, Sellers will use Best Efforts to obtain from the Administrative Agent under the Inbursa Loan Agreements and deliver to Sellers at least two Business Days prior to the Closing one or more payoff letters in customary form and otherwise in substance and form reasonably satisfactory to Buyers and Sellers (the “Inbursa Payoff Letter”) from each agent and lender under the Inbursa Loan Agreements specifying separately (i) the amount of principal under each Inbursa Loan Agreement, (ii) interest accrued and to accrue from the first day of the interest period (Período de Intereses) (as defined in each Inbursa Loan Agreement) in effect on the date on which the Closing Date occurs (through the Closing Date) (the sum of the amounts referred to in clauses (i) and (ii), the “Inbursa Repayment Amount”), (iii) all other amounts payable under the Inbursa Loan Agreements (the “Inbursa Additional Amount”) necessary to discharge and terminate the Cinemex Companies from all their obligations under the Inbursa Loan Agreement on the Closing Date, stating that any notice required under the Inbursa Loan Agreement to make such prepayment is waived and stating that upon the payment of the amounts referred to in clauses (i), (ii) and (iii) above, each Inbursa Loan Agreements shall terminate and all obligations thereunder shall be discharged, and (iv) all liens and encumbrances securing the obligations under the Inbursa Loan Agreements are released, terminated and deregistered; provided, however, that the Inbursa Payoff Letter shall not impose on the Cinemex Companies, the Buyers or any of their respective affiliates any obligation or condition that is not expressly contemplated by the Inbursa Loan Agreements as in effect on the day hereof.  If Sellers determines that Sellers will not deliver the Inbursa Payoff Letter at least two Business Days prior to the Closing, Sellers shall deliver to Buyers a notice as promptly as reasonably practicable to the effect that Sellers will not so deliver the Inbursa Payoff Letter.

(d)           At the Closing:

(i)          Sellers will deliver to Buyers or Buyers’ designee(s):

(A)          (i) Certificates representing the Cinemex Common Shares, each duly endorsed (endoso en propiedad) and delivered to and in the name of the applicable Buyer (as set forth on Schedule 2.1), as well as copies, certified by the Secretary of the Board of Directors or Sole Administrator of the Cinemex Companies, as applicable, of the appropriate entries made in the capital stock registry books of the

Cinemex Companies, where applicable, reflecting the transfer of the Cinemex Common Shares for the benefit of the Buyers and their designee(s); provided, however, that one or more certificates representing a single share of the Shares will, if necessary, be delivered to and in the name of a designee of Buyers previously identified in writing to Sellers by Buyers in order to comply with the requirement under Mexican law that each sociedad anónima must have at least two (2) shareholders; and (ii) copy, certified by the Secretary of the Board of Managers or the Sole Manager of Symphony, as applicable, of the appropriate entries made in the partners registry book of Symphony, evidencing the transfer of the Symphony Company Interest for the benefit of the Buyers and their designee(s);

(B)           a certificate executed by Sellers setting forth that the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

(C)           notarized copies of the shareholders’ meeting resolutions of each of the Cinemex Companies, conditional upon consummation of the Closing, pursuant to which the respective shareholders have approved the resignation and appointment of members of the Board of Directors of the Cinemex Companies, as well as the resignation of such other officers and managing directors as designated in writing by Buyers, coupled with agreed upon releases and waivers executed by the applicable individuals and Cinemex Company(ies), and the revocation and granting of powers of attorney to and from the individuals as designated in writing by Buyers, and the approval for the sale of the Cinemex Common Shares;

(D)          notarized copies of the unanimous partners’ resolutions of Symphony, conditional upon consummation of the Closing, pursuant to which the respective partners have approved the resignation and appointment of members of the board of managers of Symphony, as well as the resignation of such other officers and managing directors as designated in writing by Buyers, coupled with agreed upon releases and waivers executed by the applicable individuals and Symphony, and the revocation and granting of powers of attorney to and from the individuals as designated in writing by Buyers, and the approval for the sale of the Symphony Company Interest;

(E)           resignations, effective as of the Closing Date, of the members of the Board of Directors (or Board of Managers, as applicable) of (i) Symphony, the Target Company and Cadena Mexicana de Exhibicion, S.A. de C.V., and (ii) such other directors and officers of each of the Cinemex Companies as directed by Buyers, respectively, containing releases substantially in the form of Exhibit C; and

(F)           if Buyers have not delivered to Sellers the Inbursa Amendment or Waiver prior to the Closing and Sellers have not delivered to Buyers the Inbursa Payoff Letter, then, subject to Sellers having complied with the notice requirement set forth in the last sentence of Section 2.5(c)(iii) and the implementation of the Cinemex Capitalization, Sellers shall cause the Cinemex Companies to make arrangements reasonably satisfactory to the Buyers regarding the prepayment under the Inbursa Loan Agreements of all amounts payable thereunder and the termination and discharge in full of the obligation of the Cinemex Companies under the Inbursa Loan Agreements.

The transactions contemplated by clauses (A), (B), (C), (D) and (E) above shall occur substantially concurrently but in the chronological order contemplated by Section 2.1;

(ii)         Buyers will:

(A)          deliver to Sellers the Closing Proceeds in United States dollars, in accordance with the wiring instructions delivered by Sellers under Section 2.5(c)(ii);

(B)           deliver to Sellers a certificate executed by Buyers setting forth that the conditions set forth in Sections 7.1 and 7.2 have been satisfied; and

(C)           unless Buyers have delivered to Sellers the Inbursa Amendment or Waiver, (1) if Sellers have delivered the Inbursa Payoff Letter at least two Business Days prior to Closing, Buyer will cause the Inbursa Repayment Amount and the Inbursa Additional Amount to be paid to the administrative agents under the Inbursa Loan Agreements on behalf of the Cinemex Companies in accordance with Inbursa Payoff Letter, or (2) if Sellers have not delivered the Inbursa Payoff Letter at least two Business Days prior to Closing and have satisfied the notice requirement contemplated by the last sentence of Section 2.5(c)(iii), Buyers shall provide evidence reasonably satisfactory to Sellers that Buyers provided or have available funds, or made arrangements reasonably satisfactory to Sellers with respect to funds (the “Cinemex Capitalization”), that, when added to the Cinemex Companies’ Cash and Cash Equivalents after giving effect to the Closing, is sufficient to pay the Inbursa Repayment Amount and the Inbursa Additional Amount and within three Business Days following the Closing Date, the Buyers shall cause such funds to be applied to the prepayment of the Inbursa Prepayment Amount.

(iii)        Notwithstanding anything to the contrary in this Agreement, the provisions contemplated by Sections 2.2(b), 2.3(b)(iii), 2.3(d)(iv), 2.5(c)(iii), 2.5(d)(i)(F) and 2.5(d)(ii)(c) shall cease to apply and Buyers shall not be deemed to have Breached any such provisions if at any time prior to or at the Closing the Buyers deliver to Sellers a copy of the Inbursa Amendment of Waiver.

3.             REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby, severally and jointly with each other Seller, represents and warrants to Buyers as follows:

3.1.          ORGANIZATION

Part 3.1 of the Disclosure Statement contains a complete and accurate list for each Cinemex Company of its name and its place of incorporation (if different from Mexico).  Except as set forth in Part 3.1 of the Disclosure Statement, each Cinemex Company is a corporation duly organized and validly existing under the laws of Mexico, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

3.2.          AUTHORITY; NO CONFLICT

(a)           The execution, delivery and performance of this Agreement and the Transaction Documents to which such Seller is a party and the consummation or performance by such Seller of the Contemplated Transactions has been duly authorized by all necessary action on the part of such Seller.  This Agreement and the Transaction Documents to which such Seller is a party each constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors’ rights generally, and (ii) general principles of equity (whether applied in a proceeding at law or in equity).  Such Seller has the power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b)           Except as set forth in Part 3.2 of the Disclosure Statement, neither the execution and delivery by such Seller of this Agreement and the Transaction Documents to which each Seller is a party nor each Seller’s consummation or performance of any of the Contemplated Transactions will, directly or indirectly:

(i)          contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Cinemex Companies, Symphony and the Sellers, or (B) any resolution adopted by the Board of Directors (or Board of Managers, as applicable) or the stockholders (or partners, as applicable) of any Cinemex Company, Symphony and the Sellers;

(ii)         contravene, conflict with, or result in a violation of any material Mexican Legal Requirement or any material Order to which any Cinemex Company, Symphony or Sellers, or any of the assets owned or used by any Cinemex Company or Symphony may be subject;

(iii)        contravene, conflict with, or result in a violation of any material Mexican Governmental Authorization that is held by any Cinemex Company; or

(iv)        contravene, conflict with, or result in a breach of any provision of, or give any Person the right to (A) terminate or receive any payment or other compensation under any Applicable Contract listed in Part 3.14(a) of the Disclosure Statement or (B) seek specific performance regarding any

Contract to which such Seller is a party or any of the assets or property owned or used by it is bound that would restrict the ability of the Sellers to consummate the Contemplated Transactions.

Except for authorization or non-objection from the Mexican Federal Competition Commission and as set forth in Part 3.2 of the Disclosure Statement, no Seller nor any Cinemex Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the Transaction Documents to which any of the Sellers is a party or the consummation or performance of any of the Contemplated Transactions.

3.3.          CAPITALIZATION

(a)           The issued and outstanding equity securities or instruments of each of the Cinemex Companies is set forth in Part 3.3 of the Disclosure Statement.  Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares as set forth in Part 3.3 of the Disclosure Statement.  Except as set forth in Part 3.3 of the Disclosure Statement solely with respect to the date of this Agreement, no Encumbrance affects any equity securities of any Cinemex Company.  All of the outstanding equity securities of each Cinemex Company have been duly authorized and validly issued and are fully paid and nonassessable.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Cinemex Company, except for preemptive rights that are mandatory under Mexican law.  Except for Buyers’ rights pursuant to this Agreement, there are no issued and outstanding (A) securities of any Cinemex Company other than as set forth in Part 3.3 of the Disclosure Statement, or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Target Company.  No Cinemex Company owns, or has any Contract to acquire, any equity securities or other securities of or investment in any Person (other than Cinemex Companies) or any direct or indirect equity or ownership interest in or investment in any other Person or business.

(b)           All issued and outstanding capital stock of each Cinemex Company and each of their respective subsidiaries is represented by stock certificates duly issued by such Cinemex Company or such subsidiary and existing pursuant to Mexican Applicable Law and such Cinemex Company’s or subsidiary’s Organizational Documents and such stock certificates (other than stock certificates representing the Shares) are held by the applicable agent as security for the obligations under the Inbursa Loan Agreements.

3.4.          FINANCIAL STATEMENTS

(a)           Sellers have delivered to Buyers:  (i) the unaudited consolidated balance sheet of the Cinemex Companies, prepared under Mexican NIF as at August 31, 2008 (the “Balance Sheet”), and the related unaudited consolidated statements of income and cash flow, as of and for the period then ended, and (ii) a consolidated balance sheet of the Cinemex Companies as at December 31, 2007 and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of independent certified public accountants, including notes thereto.  Such financial statements fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Cinemex Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Mexican NIF, subject, in the case of the financial statements referred to in clause (i) above, to normal year-end adjustments where applicable.

(b)           Except for (i) liabilities or obligations identified in Part 3.4 of the Disclosure Statement, (ii) liabilities or obligations reflected on the Balance Sheet, (iii) other liabilities incurred after August 31, 2008 in the Ordinary Course of Business, or (iv) liabilities and obligations that are accounted for in connection with the working capital calculation and post-closing adjustments contemplated by Section 2.3, there are no undisclosed liabilities or obligations relating to any Cinemex Company of any nature, whether or not required to be disclosed or reflected on a balance sheet prepared in a manner consistent with the Balance Sheet.

(c)           Notwithstanding the provisions of Section 3.4(b), no liability or obligation that is the subject matter of a specific representation and warranty set forth in Section 3 shall constitute a Breach of Section 3.4(b) for the purposes of Section 8 unless the applicable specific representation and warranty has been Breached.

3.5.          BOOKS AND RECORDS

The books of account, minute books, stock and special registries, and other applicable records of the Cinemex Companies and Symphony, all of which have been made available to Buyers, are complete and correct in all material respects and have been maintained in accordance with Applicable Law.  Except as set forth on Part 3.5 of the Disclosure Statement, at the Closing, all of those books and records are in the possession of the Cinemex Companies and Symphony.

3.6.          TITLE TO PROPERTIES; ENCUMBRANCES

Part 3.6 of the Disclosure Statement contains a complete and accurate list of all real estate property and leaseholds owned by any Cinemex Company.  Sellers have made available to Buyers copies of the deeds and other instruments by which the Cinemex Companies acquired or leased such real estate property and other interests.  The Cinemex Companies own (with title under applicable law in the case of real estate property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real estate property, personal property or mixed and whether tangible or intangible) that they purport to own.  Except as set forth in Part 3.6 of the Disclosure Statement, all properties and assets owned by Sellers are free and clear of all Encumbrances (other than assets having as of the Closing Date, individually or in the aggregate, a fair market value of $7’500,000 pesos or less and Permitted Encumbrances) and are not, in the case of real estate property, subject to any rights of way, building use restrictions, or limitations of any nature except, with respect to all such properties and assets, (a) liens for current Taxes not yet due, (b) Encumbrances, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereto, or materially impairs the operations of any Cinemex Company, and (c) with respect to real estate property, zoning laws that do not impair the present or anticipated use of the property subject thereto (“Permitted Encumbrances”).  All buildings, plants and structures owned by the Cinemex Companies lie wholly within the boundaries of the real estate property owned or leased by the Cinemex Companies and do not encroach upon the property of, or otherwise materially conflict with the property rights of any other Person.  Part 3.6 of the Disclosure Statement also sets forth a list of the properties of each Cinemex Company in which as of the date hereof (i) construction works are being conducted on behalf of each such Cinemex Company for the development, maintenance or remodeling of a theatre (other than minor construction works carried-out in the Ordinary Course of Business), or (ii) each such Cinemex Company operates, directly or indirectly, a theatre.

3.7.          CONDITION AND SUFFICIENCY OF ASSETS

The buildings and equipment owned and/or used by the Cinemex Companies are, to Sellers’ Knowledge, structurally sound, are in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put.  The buildings and equipment of the Cinemex Companies are sufficient and constitute all assets and properties that are necessary for the continued conduct of the Cinemex Companies’ businesses after the Closing in substantially the same manner as conducted prior to the date of this Agreement.

3.8.          TAXES

(a)           The Cinemex Companies and Symphony have filed or caused to be filed all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.  Sellers have delivered or made available to Buyers copies of all such Tax Returns filed since January 1, 2004.  The Cinemex Companies and Symphony have paid, or made provision for the payment of, all Taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any Cinemex Company or Symphony, except such Taxes, if any, as are listed in Part 3.8 of the Disclosure Statement and are being contested in good faith and as to which adequate reserves (determined in accordance with Mexican NIF) have been provided in the Balance Sheet.

(b)           No Cinemex Company or Symphony has been informed in writing of any pending audit relating to any Cinemex Company or Symphony or any Tax Return of any Cinemex Company or Symphony.

(c)           The charges, accruals, and reserves with respect to Tax liabilities that exceed $10’000,000 pesos, individually or in the aggregate, on the books of the Cinemex Companies and Symphony are adequate (determined in accordance with Mexican NIF) and fairly represent the Cinemex Companies’ and Symphony’s liability for accrued Taxes.  There exists no written proposed tax assessment (or, to the Sellers’ Knowledge, any other proposed tax assessment within the last 12 months) against any Cinemex Company or Symphony except as disclosed in the Balance Sheet or in Part 3.8 of the Disclosure Statement.  All Taxes that any Cinemex Company or Symphony is or was required by any Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)           All Tax Returns filed by (or that include on a consolidated basis) any Cinemex Company or Symphony, as amended, are true, correct and complete in all material respects.

(e)           Except as set forth in Part 3.8 of the Disclosure Statement, no written claim (or, to the Sellers’ Knowledge, any other claim within the last 12 months) has been made against any Cinemex Company or Symphony by any authority in a jurisdiction where any Cinemex Company or Symphony does not file Tax Returns that it is or may be subject to taxation by that jurisdiction in any material respect, since January 1, 2004.

(f)            None of the Cinemex Companies or Symphony is a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

3.9.          NO MATERIAL ADVERSE CHANGE

Since December 31, 2007, there has not been any Material Adverse Change that is continuing.

3.10.        EMPLOYEE BENEFITS

(a)                                  Except as provided by law or as set forth in Part 3.10 of the Disclosure Statement, none of the Cinemex Companies is a party to or bound by (i) any Contracts with any of the members of the Board of Directors of any Cinemex Company; or (ii) any bonus, severance pay, profit sharing, pension, retirement, stock purchase, stock option, insurance (including life, retirement, medical, dental or other insurance), or other material plans, fringe benefit or any other employee benefit plan, relating to any Cinemex Company, except for the payment of bonuses, deferred compensation, severance amounts or fringe benefits to individual employees in the Ordinary Course of Business that are determined or made on an individual basis and are not generally available to (and which, to Sellers’ Knowledge, do not create any obligation to) other employees or groups of employees of any Cinemex Company (collectively, the “Plans”).  With respect to each Plan, true, correct and complete copies of each material document related to such Plan (including agreement, trust and insurance contract) have been made available or have been delivered to Buyers.

(b)                                 Each Cinemex Company has performed and complied in all material respects with all of its obligations under and with respect to the Plans, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and each of the Plans has, at all times, in form, operation and administration complied in all material respects with its terms and all other applicable Mexican Legal Requirements.

(c)                                  Part 3.10 of the Disclosure Statement contains a true, correct and complete copy of the Success Bonus Program and sets forth the maximum aggregate amount actually paid or required to be paid as of the date hereof by the Cinemex Companies under the Success Bonus Program opposite the name of the recipient thereof.

3.11.        COMPLIANCE WITH MEXICAN LEGAL REQUIREMENTS; MEXICAN GOVERNMENTAL AUTHORIZATIONS

(a)                                  Except as set forth in Part 3.11 of the Disclosure Statement or as would not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Change:

(i)          each Cinemex Company and Symphony is, and at all times since January 1, 2006, has been, in compliance with each Mexican Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership, possession, or use of any of its assets;

(ii)         no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Cinemex Company or Symphony of, or a failure on the part of any Cinemex Company or Symphony to comply with, any Mexican Legal Requirement; and

(iii)        neither any Cinemex Company nor Symphony has received, at any time since January 1, 2006, any notice or other written communication from any Mexican Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Mexican Legal Requirement.

(b)           Except as set forth in Part 3.11 of the Disclosure Statement, each Cinemex Company and Symphony holds all Mexican Governmental Authorizations required to be held by such Cinemex Company and Symphony (and such Mexican Governmental Authorizations are valid and in full force and effect), except where the failure to hold such Mexican Governmental Authorizations would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change.  Except as set forth in Part 3.11 of the Disclosure Statement, or as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change:

(i)          each Cinemex Company and Symphony is, and at all times since January 1, 2006, has been, in full compliance with all of the terms and requirements of each Mexican Governmental Authorization held by such Cinemex Company or Symphony, as applicable; and

(ii)         neither any Cinemex Company nor Symphony has received, at any time since January 1, 2006, any notice or other written communication from any Mexican Governmental Body or any other Person regarding (A) any actual, alleged or possible violation of any term or requirement of any Mexican Governmental Authorization held by such Cinemex Company or Symphony, as applicable, or (B) any actual, proposed or possible revocation, withdrawal, suspension or termination of any Mexican Governmental Authorization held by such Cinemex Company or Symphony, as applicable.

3.12.        LEGAL PROCEEDINGS; ORDERS

(a)           Except as set forth in Part 3.12 of the Disclosure Statement, there is no pending Proceeding:

(i)          that has been commenced by or against any Cinemex Company or Symphony claiming an amount in excess of $25’000,000 pesos or that purports or seeks a judgment or award limiting or restricting any of the Cinemex Companies or Symphony or any of their Related Persons from conducting their respective businesses or engaging in any line of business or that would reasonably be expected to result in a Material Adverse Change to any Cinemex Company or Symphony; or

(ii)         that challenges, or that would reasonably be expected to prevent or materially delay, any of the Contemplated Transactions or that may adversely affect the ability of Sellers to perform their obligations hereunder.

To Sellers’ Knowledge, no such Proceeding has been Threatened.  Sellers have delivered to Buyers true, correct and complete copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.12 of the Disclosure Statement.

(b)           Except as set forth in Part 3.12 of the Disclosure Statement:

(i)          each Cinemex Company and Symphony is in full compliance with all of the terms and requirements of each material Order to which it, or any of the assets owned, leased, or used under legal title by it, is or has been subject, subject to such exceptions which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; and

(ii)         no Cinemex Company or Symphony has received, at any time since January 1, 2006, any notice or other communication from any Mexican Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any material Order to which any Cinemex Company or Symphony, or any of the assets owned or used under legal title by any Cinemex Company or Symphony, is or has been subject, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(c)                                  The reserves for possible losses relating to litigation reflected on the Balance Sheet were established and were maintained at all times in accordance with Mexican NIF.

3.13.        ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.13 of the Disclosure Statement or as otherwise provided in this Agreement or required by applicable Legal Requirements or Mexican Legal Requirements, the Cinemex Companies have conducted their businesses only in the Ordinary Course of Business and there has not been:

(a)                                  since the date of the Balance Sheet, any change in any Cinemex Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Cinemex Company; issuance of any security convertible into such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)                                 since the date of the Balance Sheet, any amendment to the Organizational Documents of any Cinemex Company;

(c)                                  since December 31, 2007, any payment or increase by any Cinemex Company of any bonuses, salaries, or other compensation to any stockholder, director, officer or employee (except for payment at the rates in effect on the date of the Balance Sheet, or except in the Ordinary Course of Business), or entry into any employment, severance or similar Contract with any director, officer or employee;

(d)                                 since December 31, 2007, any adoption of, or increase in the payments to or benefits under, any Plan;

(e)                                  since the date of the Balance Sheet, any damage to or destruction or loss of any asset or property of any Cinemex Company, whether or not covered by insurance, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change;

(f)                                    since the date of the Balance Sheet, any entry into, termination of, or receipt of written notice of termination of, (i) any license, sales representative, joint venture, credit or lease agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Cinemex Company of at least $5’000,000 pesos (excluding film Contracts, screen advertising Contracts having a duration of less than one year, internet provider Contracts and, solely in the case of the entering into of Contracts, the other Contracts disclosed on Part 3.14(a) of the Disclosure Statement);

(g)           since the date of the Balance Sheet, any sale (other than sales of inventory in the Ordinary Course of Business and sales or other dispositions of equipment deemed obsolete or no longer necessary to the business of any Cinemex Company), lease or other disposition of any asset or property having a value of more than $5’000,000 pesos of any Cinemex Company or mortgage, pledge or imposition of any Encumbrance on any asset or property having a value of more than $5’000,000 pesos of any Cinemex Company, including the sale, lease or other disposition of any material intellectual property;

(h)           since December 31, 2007, any cancellation or waiver of any claims or rights with, to Sellers’ Knowledge, a value to any Cinemex Company in excess of $5’000,000 pesos; or

(i)            since December 31, 2007, any change in the accounting methods used by any Cinemex Company, except as required by Mexican NIF.

3.14.        CONTRACTS; NO DEFAULTS

(a)           Part 3.14(a) of the Disclosure Statement contains a complete and accurate list, and Sellers have, in the case of written Contracts, made available to Buyers true, correct and complete copies, of:

(i)          each Applicable Contract that involves performance of services or delivery of goods or materials by one or more of the Cinemex Companies of an amount or value in excess of $5’000,000 pesos (excluding Contracts that are terminable at any time by giving not more than 30 days prior written notice by a Cinemex Company without penalty or cost to the Cinemex Companies in excess of $5’000,000 pesos);

(ii)         each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or other liabilities and/or receipts of one or more of the Cinemex Companies in excess of $5’000,000 pesos (excluding Contracts that are terminable at any time by giving not more than 30 days prior written notice by a Cinemex Company without penalty or cost to the Cinemex Companies in excess of $5’000,000 pesos);

(iii)        each loan agreement, promissory note, letter of credit or other Applicable Contract evidencing Funded Indebtedness or any guarantee or similar obligation of any Cinemex Company with respect to Funded Indebtedness or any other similar payment obligation of any Person (other than any Cinemex Company);

(iv)        each lease, rental or occupancy agreement, license, and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any interest as lessee or other similar interest in, any real or personal property (except any personal property lease having payments of less than $5’000,000 pesos and with a term of less than one (1) year);

(v)         each licensing agreement or other Applicable Contract involving payment or receipt of more than $5’000,000 pesos with respect to patents, trademarks, copyrights, or other intellectual property, other than (x) any licensing agreements or other Applicable Contracts entered into by any Cinemex Company in the Ordinary Course of Business that primarily relate to the exhibition by such Cinemex Company of a particular motion picture or (y) “shrink-wrap” or other software licenses generally available from commercial vendors or retailers which do not require ongoing royalty payments;

(vi)        each collective bargaining agreement with any labor union;

(vii)       each joint venture and other similar Applicable Contract (however named) involving a sharing of profits or losses, by any Cinemex Company with any other Person, excluding Contracts entered into in the Ordinary Course of Business by a Cinemex Company;

(viii)      each Applicable Contract containing covenants that purport to restrict the business activity of or engagement in any business activities by any Cinemex Company or any of its affiliates;

(ix)         each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods, excluding Contracts entered into in the Ordinary Course of Business by a Cinemex Company;

(x)          each Applicable Contract under which a Cinemex Company is committed as of the date of this Agreement, for individual Capital Expenditures in excess of $5’000,000 pesos or aggregate Capital Expenditures in excess of $10’000,000 pesos;

(xi)         each consulting or other similar Applicable Contract with consultants of any Cinemex Company remaining in effect after the Closing Date and which are not terminable at the will of the applicable Cinemex Company without cost or liability to any Cinemex Company; and

(xii)        all other Applicable Contracts that are material to the business of the Cinemex Companies and that are outside the Ordinary Course of Business.

(b)           Except as set forth in Part 3.14(b) of the Disclosure Statement:

(i)          each Cinemex Company is, and at all times since January 1, 2006 has been, in compliance in all material respects with all material terms and requirements of each Contract identified on Part 3.14(a) of the Disclosure Statement;

(ii)         no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give (x) any Person other than a Cinemex Company or (y) to Sellers’ Knowledge, any Cinemex Company the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract identified on Part 3.14(a) of the Disclosure Statement; and

(iii)        there are no pending renegotiations of, current attempts to renegotiate, or outstanding rights to renegotiate any material terms and conditions or amounts greater than $5’000,000 pesos paid or payable to any Cinemex Company under any of the Contracts identified on Part 3.14(a) of the Disclosure Statement with any Person and no such Person has made written demand for such renegotiation.

(c)           The Sellers have made available to Buyer true, correct and complete copies of all written Applicable Contracts referred to in Section 3.14(a) and the Dávila Separation Agreement together, in each case, with all amendments, modifications and supplements thereto.

(d)           Symphony is not a party to or is bound by any contract, agreement, instrument or other document except for Symphony’s Organizational Documents.

3.15.        INSURANCE

Part 3.15 of the Disclosure Statement contains a complete list of all of the Cinemex Companies’ policies of insurance in effect as of the date hereof.  All of such policies are in full force and effect, and there is no default (in respect of which any applicable grace or cure period shall have expired or lapsed) with respect to any provision contained in any such policy.  Sellers have delivered or made available copies of all such policies to Buyers.  Except as set forth in Part 3.15 of the Disclosure Statement, there are no overdue and unpaid premiums or claims, and no retroactive or retrospective premium adjustments with respect to such policies, and no written notice of cancellation or nonrenewal has been received by any Cinemex Company with respect to, or disallowance of any claim under, any such policy.

3.16.        EMPLOYEES

Part 3.16 of the Disclosure Statement contains a list of the names, positions, seniorities, salaries and labor benefits of all employees of the first two levels of Cinemex Companies (including employees of companies rendering personnel services to the Cinemex Companies) with an annual salary in excess of $600,000 pesos as of September 30, 2008.

3.17.        LABOR RELATIONS; COMPLIANCE

(a)                                  Except as set forth in Part 3.17 of the Disclosure Statement, no Cinemex Company is a party to any collective bargaining or other similar labor Contract and, as of the date of execution of this Agreement, none of the Cinemex Companies is negotiating with the unions mentioned in Part 3.17 of the Disclosure Statement or any other unions any matters different from those arising from and necessary under any such Contract as modified in the Ordinary Course of Business.

(b)                                 Except as set forth in Part 3.17 of the Disclosure Statement, since January 1, 2006, there has not been, there is not presently pending or existing, and to Seller’s Knowledge, there is not Threatened (i) any strike or work stoppage proceeding; or (ii) any Proceeding against any Cinemex Company relating to the alleged violation of any Mexican Legal Requirement pertaining to labor relations or employment matters of a collective nature against any of the Cinemex Companies.

(c)                                  Each Cinemex Company has substantially complied with all material Mexican Legal Requirements relating to employees and employment.  Except as disclosed on Part 3.17 of the Disclosure Statement, no Cinemex Company is liable for the payment of any compensation, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing material Mexican Legal Requirements.

3.18.        INTELLECTUAL PROPERTY

Each Cinemex Company owns or possesses rights to use all licenses, copyrights, copyright applications, patents, patent rights, patent applications, trademarks, trademark rights, trade names, trade name rights and rights with respect to the foregoing which are required to conduct its business as currently conducted (collectively, “Intellectual Property Assets”) in each case free and clear of any Encumbrances.  Parts 3.14(a)(v) and 3.18 of the Disclosure Statement set forth a complete list of all material Intellectual Property Assets.  Except as set forth in Part 3.18 of the Disclosure Statement, to Sellers’ Knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the Intellectual Property Assets, and no Cinemex Company is liable, for an amount of more than $5’000,000 pesos, to any Person for infringement under applicable Mexican Legal Requirements with respect to any of the Intellectual Property Assets as a result of its business operations.

3.19.        CERTAIN PAYMENTS

Since December 31, 2007, no Cinemex Company or director or officer of any Cinemex Company, or to Sellers’ Knowledge, any employee, agent or other Person acting for or on behalf of any Cinemex Company, has directly or indirectly made any payments, gifts or rebates (whether in cash, property or services) to any Person in violation of Mexican Legal Requirements, except in either case for payments, gifts or rebates (whether in cash, property or services) which, if discontinued subsequent to the Closing, would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change.

3.20.        RELATIONSHIPS WITH RELATED PERSONS

(a)                                  Except as set forth in Part 3.20 of the Disclosure Statement, no director or officer of any Cinemex Company, or to Sellers’ Knowledge, any Related Person of such director or officer has, or is an owner of, or since January 1, 2006 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has, (i) had material business dealings or a material financial interest in any transaction with any Cinemex Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Cinemex Companies at substantially prevailing market prices and on substantially prevailing market terms and conditions, or (ii) engaged in the business of (a) developing, owning or operating motion picture theatres or exhibiting motion pictures in Mexico, or (b) within the vicinity of any motion picture theatre owned or operated by any Cinemex Company, selling food, snacks or concession services (in either case, a “Competing Business”), except for the direct or indirect ownership of less than five percent of the outstanding capital stock of any Competing Business (or Person that directly or indirectly owns such interest in a Competing Business) that is publicly traded on any recognized exchange or in the over-the-counter market.

(b)           Except as set forth in Part 3.20 of the Disclosure Statement, there are no outstanding amounts payable to, or receivable from, or advances by any of the Sellers or any Related Person of any of the Sellers to, and none of the Sellers or any Related Person is otherwise a creditor or debtor to, any of the Cinemex Companies, and none of the Sellers or any Related Person thereof is a party to any transaction or agreement with any of the Cinemex Companies.

3.21.        BROKERS OR FINDERS

Except for the obligations of Sellers’ ultimate parent corporation, AMC Entertainment Holdings, Inc., related to its retention of Credit Suisse Securities (USA) LLC as its exclusive financial advisor in connection with the Contemplated Transactions, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.22.        REPRESENTATIONS CONCERNING SYMPHONY

(a)           Symphony is a limited liability partnership (sociedad de responsabilidad limitada de capital variable) duly incorporated and validly existing under the laws of Mexico with full power and authority to own its properties and assets and to perform all its obligations under Applicable Contracts.

(b)           The issued and outstanding equity interest (partes sociales) of Symphony as of the date of this Agreement is set forth in Part 3.22 of the Disclosure Statement.  Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Symphony Company Interest as set forth in Part 3.22 of the Disclosure Statement.  Except as set forth in Part 3.22 of the Disclosure Statement solely with respect to the date of this Agreement, no Encumbrance affects any Symphony Company Interest.  Except for Buyers’ rights pursuant to this Agreement, there are no issued and outstanding (A) securities of Symphony other than the Symphony Company Interest, or (B) warrants, preemptive rights, other rights, or options with respect to any securities of Symphony.  Symphony does not own, or has any Contract to acquire, any equity securities or other securities of or investment in any Person (other than Cinemex Companies) or any direct or indirect equity or ownership interest in or investment in any other Person or business.

(c)           Symphony has not incurred any indebtedness or any other obligation or liability of any nature that is outstanding as of the Closing Date.

(d)           Symphony does not own, is not in possession of or does not have the obligation to acquire, any asset or property other than as set forth in Part 3.22 of the Disclosure Statement.

(e)           Symphony has no employees and is not a party to any arrangement with any Person providing for the rendering of services to Symphony.

(f)            The only business activity of Symphony as of the Closing Date is maintaining certain shares of capital stock of the Cinemex Companies as set forth in Part 3.22 of the Disclosure Statement and has not engaged in any other commercial or business activity.

4.             REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer hereby, severally and jointly, represents and warrants to Sellers as follows:

4.1.          ORGANIZATION AND GOOD STANDING

Entretenimiento is a Mexican sociedad anónima de capital variable, duly organized, validly existing and in good standing under the laws of Mexico with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under each Contract to which it is a party.  Entretenimiento has delivered to Sellers copies of their Organizational Documents as currently in effect.

4.2.          AUTHORITY; NO CONFLICT

(a)           The execution, delivery and performance of this Agreement and the Transaction Documents to which such Buyer is a party and the consummation or performance by such Buyer of the Contemplated Transactions have been duly authorized by all necessary action on the part of such Buyer.  This Agreement and the Transaction Documents to which such Buyer is a party each constitutes the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors’ rights generally, and (ii) general principles of equity (whether applied in a proceeding at law or in equity).  Such Buyer has the power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  In the case of Buyers that are natural persons, each such Buyer is a citizen of Mexico and has the legal capacity to execute and deliver this Agreement and the Transaction Documents to which he or she is a party.

(b)           Except as set forth in Schedule 4.2, neither the execution and delivery by such Buyer of this Agreement and the Transaction Documents to which each Buyer is a party nor each Buyer’s consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)          any provision of Buyers’ Organizational Documents;

(ii)         any resolution adopted by the board of directors or the stockholders of Buyers;

(iii)        any Legal Requirement or Order to which any Buyer may be subject; or

(iv)        any Contract to which any Buyer is a party or by which any Buyer may be bound.

Except for authorization or non-objection from the Mexican Federal Competition Commission and as set forth in Schedule 4.2, no Buyer will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the Transaction Documents to which it is a party or the consummation or performance of any of the Contemplated Transactions.

4.3.          CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against any Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions or that may adversely affect the ability of any Buyer to perform its obligations hereunder.  To Buyers’ Knowledge, no such Proceeding has been Threatened.

4.4.          BROKERS OR FINDERS

Buyers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.5.          AVAILABLE FUNDS

Buyers will have, on the Closing Date, sufficient funds available to perform all of their obligations under this Agreement, including, without limitation, to make the payments required under Section 2.5(d)(ii).

5.             COVENANTS

5.1.          ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Cinemex Company and its Representatives to, (a) afford Buyers and their Representatives and prospective lenders and agreed upon financing sources and their Representatives (collectively, “Buyers’ Advisors”) reasonable access during normal business hours to each Cinemex Company’s personnel, properties, Contracts, books and records, and other documents and data, and (b) make available to Buyers and Buyers’ Advisors copies of all such Contracts, books and records, and other existing documents and data as Buyers may reasonably request.

5.2.          OPERATION OF BUSINESSES

Between the date of this Agreement and the Closing Date, unless otherwise consented to by Buyers in writing, Sellers will, and will cause each Cinemex Company to:

(a)           conduct the business of the Cinemex Companies only in the Ordinary Course of Business;

(b)           in addition to Interim Period Capital Expenditures and Capital Expenditures relating to construction works in the theaters known as Cinemex Jacarandas and Cinemex San Antonio, make Capital Expenditures relating to the Cinemex Business for an amount not less individually or in the aggregate than $4’000,000 pesos and not exceeding individually or in the aggregate $8’000,000 pesos, during each calendar month; and

(c)           use their Best Efforts to preserve intact the current business organization of the Cinemex Companies, keep available the services of the current officers and employees of the Cinemex Companies, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, and others having business relationships with the Cinemex Companies.

5.3.          NEGATIVE COVENANTS

(a)           Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and Sellers will cause each Cinemex Company not to, without the prior written consent of Buyers:

(i)          take any affirmative action, or fail to take any reasonable action, as a result of which any of the changes or events listed in Section 3.13 is reasonably likely to occur;

(ii)         pay, discharge or satisfy any Funded Indebtedness other than the payment, discharge or satisfaction of such Funded Indebtedness upon maturity, when otherwise due (including interest payments) or as agreed upon in connection with the Contemplated Transactions;

(iii)        take or omit to take any action with respect to Taxes if such action or omission is reasonably likely to have the effect of increasing the Tax liability of the Cinemex Companies (without also increasing the income or profit reported for financial accounting purposes) for a tax period after the Closing Date;

(iv)        settle any litigation that is reasonably likely to provide for liability to any Cinemex Company after the Closing;

(v)         enter into, acknowledge or consent to any agreement or instrument that amends, revokes, supersedes or otherwise modifies, or that purports to amend, revoke, supersede or otherwise modify in any respect the provisions of the Dávila Separation Agreement, the Success Bonus Program or any Inbursa Loan Agreement without the prior written consent of Buyer;

(vi)        make, or commit to make, any payment to any Person in connection with the transactions contemplated hereby other than pursuant to the Success Bonus Program as in effect on the date hereof;

(vii)       amend, modify or supplement the Success Bonus Program in a manner that would increase the aggregate amount of the payments available thereunder;

(viii)      enter into any new employment agreement with Alma Rosa Garcia regarding her promotion to Chief Executive Officer in April 2008, but nothing in this Agreement shall prohibit the Cinemex Companies from granting and paying increased compensation to her reflective of such promotion, which amounts have been mutually agreed between the Cinemex Companies and Ms. Garcia and which have been disclosed to Buyers;

(ix)         take, or commit to take, any action from the close of business on the day immediately preceding the Closing Date to the time at which the Closing occurs that would not be accounted or adjusted for in connection with the Purchase Price adjustment contemplated by Section 2.2; or

(x)          take any action or fail to take any action, that if taken or failed to be taken, as applicable, would result in any of the representations and warranties of the Sellers contemplated by Section 3.22 not to be true and correct.

(b)           Notwithstanding anything to the contrary in this Agreement, between the date hereof and the Closing, (i) Sellers and their affiliates may take the actions described in Part 5.3(b) of the Disclosure Statement (the “Sellers Structuring Transactions”) and (ii) the Cinemex Companies may take the actions described in Part 5.3(b) of the Disclosure Statement.

5.4.          REQUIRED APPROVALS

(a)           As promptly as practicable after the date of this Agreement, the parties hereto will prepare all filings and forms and make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions, including filings required to be made with the Mexican Federal Competition Commission under the Federal Law of Economic Competition of Mexico (as amended, the “Mexican Federal Competition Law”).  Between the date of this Agreement and the Closing Date, the parties hereto will (a) reasonably cooperate with one another in obtaining all Consents identified in Part 3.2 of the Disclosure Statement and in Schedule 4.2, (b) reasonably cooperate with one another with respect to all forms and filings that any party hereto elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions (including providing any and all necessary information), and (c) comply promptly with any inquiries or requests for additional information from the Mexican Federal Competition Commission and promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the Mexican Federal Competition Law.

(b)           In furtherance and not in limitation of the efforts referred to above in this Section 5.4, if any objections are asserted with respect to the Contemplated Transactions under the Mexican Federal

Competition Law or other applicable antitrust or competition laws (collectively, “Antitrust Laws”), or if any action is instituted (or threatened to be instituted) by the Mexican Federal Competition Commission or any other Governmental Body or third party challenging the Contemplated Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of the Contemplated Transactions, Sellers and Buyers shall use their Best Efforts to resolve any such objections or actions so as to permit the consummation of the Contemplated Transactions. Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Body relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings except to the extent confidential information of the Buyers or any of its affiliates is intended to be discussed in such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws, (iv) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other parties hereto of the substance of such communication (but excluding any confidential information of Buyers or the Cinemex Companies or any of their respective affiliates), (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including, without limitation, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals, but excluding any confidential information of Buyers or their affiliates) with a Governmental Body regarding any Antitrust Laws and (vi) provide each other with copies of all written communications to or from any Governmental Body relating to any Antitrust Laws, but excluding any confidential information of Buyers or their affiliates.  Any such disclosures or provision of copies by one party hereto to another may be made on an outside counsel basis if appropriate.

5.5.          SUPPLEMENTS TO DISCLOSURE STATEMENT

Prior to the Closing, the Sellers shall supplement or amend the Disclosure Statement with respect to any matter (a) which may arise hereafter and which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Disclosure Statement or (b) which makes it necessary to correct any information in the Disclosure Statement or in any representation and warranty of the parties herein.  Notwithstanding the foregoing, for purposes of determining the accuracy of the representations and warranties of the parties contained in this Agreement, the Disclosure Statement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

5.6.          NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause each Cinemex Company and each of their Representatives not to, directly or indirectly solicit, encourage or initiate any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyers) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Cinemex Company, or any of the capital stock of any Cinemex Company, or any merger, consolidation, business combination, or similar transaction involving any Cinemex Company.  Each Seller shall, and shall cause its Related Persons to, discontinue and terminate immediately any discussions or negotiations with any Person with respect to any sale, transfer or other disposition of any capital stock of or equity interest in the Cinemex Companies or any of their assets or properties (other than in the Ordinary Course of Business).

5.7.          BEST EFFORTS

Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Section 6 to be satisfied and Buyers will use their Best Efforts to cause the conditions in Section 7 to be satisfied.

5.8.          RELEASE OF CURRENT OFFICERS AND DIRECTORS

After the Closing, Buyers agree that to the extent permitted by Applicable Law, they will (and will cause the Target Company to) release and waive any rights against each Cinemex Company director and officer that resigned in connection with the Contemplated Transactions (the “Releasees”) against any liabilities arising out of or pertaining to acts or omissions (other than illegal acts), or alleged acts or omissions carried out in the legal fulfillment of their duties, related to (i) the fact that such Releasee was a director or officer of any Cinemex Company or (ii) matters existing, resolved or undertaken prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable Legal Requirements.  Buyers and Sellers hereby agree to reflect releases and waivers herein contemplated in the minutes of any shareholders’ meetings of the Target Company and Cadena Mexicana de Exhibición S.A. de C.V. held on or before the Closing Date.

5.9.          NONCOMPETITION; NONSOLICITATION

(a)           Subject to the following provisions of this Section 5.9, until the third anniversary of the Closing Date, Sellers shall not (acting individually or together), and each such Person shall cause its respective affiliates not to, directly or indirectly (or by any other means having a purpose or effect of circumventing or rendering inapplicable the provisions of this Section 5.9), engage in any business that competes, directly or indirectly, with the Cinemex Business in the Applicable Territory.  Notwithstanding the foregoing,  (i) for purposes of this Section 5.9(a), the Related Persons of Sellers shall exclude the stockholders of AMC Entertainment Holdings, Inc. and their affiliates (other than AMC Entertainment

Holdings, Inc. and its subsidiaries) and (ii) nothing in this Section 5.9(a) shall restrict AMC Entertainment Holdings, Inc. or one or more of its subsidiaries from having an ownership interest in a Person that is not incorporated in or organized under the laws of Mexico that operates a Competing Business in the Applicable Territory if the Person in which such ownership interest is held does not derive 50% or more of its consolidated gross revenues from the operation of the Competing Business in the Applicable Territory.

(b)           Prior to the second anniversary of the Closing Date, the Sellers shall not (acting individually or together), and each such Person shall cause its Related Persons not to, directly or indirectly (or by any other means having a purpose or effect of circumventing or rendering inapplicable the provisions of this Section 5.9), solicit or offer employment to any employee of any Cinemex Company without the prior written consent of the Buyers.

(c)           The parties hereto acknowledge and agree that the restrictive covenants and other agreements contained in this Section 5.9 are an essential part of this Agreement and the transactions contemplated hereunder, and it is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 5.9 are held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in any way construed to be too broad or to any extent invalid, such restriction or covenant shall not be construed to be null, void or of no effect, but, to the extent such restriction or covenant would then be valid or enforceable under Applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Applicable Law.

5.10.        PURCHASE BY MEXICAN INDIVIDUALS

Entretenimiento shall assign its right under this Agreement to purchase the Cinemex Common Shares to one or more individuals that are citizens of Mexico prior to Closing, in which case such individuals shall be deemed to be parties to this Agreement and shall be “Buyers” for all purposes of this Agreement.

5.11.        BOOKS AND RECORDS

Sellers will deliver all minute books and stock record books of the Cinemex Companies and Symphony not in possession of a Cinemex Company or Symphony to Entretenimiento at the Closing, if any.

5.12.        WITHHOLDING

On or prior to the Closing Date, Sellers shall appoint a legal representative in Mexico for tax purposes that complies with the requirements of Article 208 of the Mexican Income Tax Law, and shall deliver a true and complete copy of such appointment to Buyers.

Each Seller hereby represents and warrants to Buyers that it is a resident, for tax purposes, in a country with which Mexico has entered into a Convention for the Avoidance of Double Taxation which is in force as of the Closing Date.

Within five days after the date on which each Seller or its legal representative is obligated, pursuant to the Mexican Income Tax Law and its Regulations, to file with the applicable Mexican Taxing Authority either (i) the corresponding accountant’s tax report relating to the sale of the Shares, or (ii) the notice through which Seller informs the applicable Mexican Taxing Authority of the appointment of a legal representative in Mexico in terms of Article 208 of the Mexican Income Tax Law  for the sale of the Shares contemplated herein to be exempt pursuant to the relevant convention for the avoidance of double taxation, each Seller shall provide to Buyers a true and complete copy of the documentation filed with the Mexican Taxing Authority.

As a result, Buyers shall not be required to withhold any Taxes from the Purchase Price, which Taxes, if due, Sellers (through their legal representative appointed pursuant to Article 208 of the Mexican Income Tax Law) shall be required to pay and each of the Sellers hereby releases Buyers from Buyers’ obligation to withhold and pay any such Taxes.

5.13.        CERTAIN ACTIONS

(a)           The parties shall and shall cause each of their respective affiliates, officers, directors, employees, agents and other representatives to afford the other party and its affiliates all cooperation reasonably requested by such party that is necessary, proper and advisable in connection with obtaining the Inbursa Payoff Letter, the Inbursa Amendment or Waiver, and effecting the Cinemex Capitalization, including the negotiation, execution and delivery of the definitive agreements with respect to thereof.

(b)           Buyer shall cause the Cinemex Companies to draw on any facility or other arrangement evidencing the Cinemex Capitalization and cause the proceeds from the Cinemex Capitalization to be used only for purposes of repaying the Inbursa Repayment Amount.

(c)           Within five Business Days of the date of this Agreement, Buyers shall deliver to Sellers a copy of shareholders resolutions ratifying this Agreement and the Contemplated Transactions.

6.             CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE

Buyers’ obligation to purchase the Shares and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

6.1.          ACCURACY OF REPRESENTATIONS

Each of the representations and warranties of Sellers contained in this Agreement or in any document or instrument delivered in connection herewith shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein relating to materiality or the occurrence or possible occurrence of any Material Adverse Change) when made and on and as of the Closing Date (except for those representations and warranties that relate to a particular date, which representations and warranties shall be true and correct as of such date), provided that this Section 6.1 shall be deemed satisfied so long as all failures of such representations and warranties (other than the representations contained in Sections 3.1, 3.2, 3.3, 3.9 and 3.22) to be true and correct (disregarding all such qualifications as aforesaid), taken together, would not reasonably be expected to (i) have a Material Adverse Change or (ii) materially impede or delay the ability of Buyers to consummate the Contemplated Transactions.

6.2.          SELLERS’ PERFORMANCE

(a)           Sellers shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by Sellers under this Agreement at or prior to the Closing Date.

(b)           Each document and certificate required to be delivered pursuant to Section 2.5(d)(i) must have been delivered.

6.3.          CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Statement, and each Consent identified in Schedule 4.2, shall have been obtained and shall be in full force and effect.

6.4.          ANTITRUST APPROVAL

The Mexican Federal Competition Law shall have authorized the Contemplated Transactions or thirty five (35) Business Days shall have elapsed following the submission by Buyers to the Mexican Federal Competition Commission of any and all required information in respect of the Contemplated Transactions without the Mexican Federal Competition Commission having issued a written communication objecting to the transaction; provided, however, that in the latter case, the condition shall be deemed satisfied once all term extensions granted or ordered by the Mexican Federal Competition Commission have lapsed (the “Antitrust Approval”).

6.5.          NO ORDER

No Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

6.6.          NO PROCEEDINGS

There shall be no pending Proceeding that would reasonably be expected to prevent or materially delay the Contemplated Transactions.

6.7.          NO PROHIBITION

There shall be no Legal Requirement which prohibits the consummation of the Contemplated Transactions.

6.8.          DELIVERABLES

Sellers shall have taken all actions and delivered all documents and instruments required to be taken and delivered by the Sellers pursuant to Section 2.5.

6.9.          RELEASE

AMC Entertainment Inc. shall have caused the termination of, and irrevocable and unconditional discharge in full of, all obligations and liabilities of the Target Company and Cadena Mexicana de Exhibicion, S.A. de C.V. (“CME”) under that certain Credit Agreement, dated as of January 26, 2006 (the “AMC Credit Agreement”), among AMC Entertainment Inc., the Target Company, CME and the lenders party thereto, and the Peso Commitment (as defined therein) shall have been terminated and the release, termination and deregistration of all Encumbrances on any capital stock of Symphony securing the obligations under the AMC Credit Agreement shall have occurred.

7.             CONDITIONS PRECEDENT TO SELLERS’  OBLIGATION TO CLOSE

The Sellers’ obligation to sell the Shares and Sellers’ obligations to take the actions required to be taken by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

7.1.          ACCURACY OF REPRESENTATIONS

Each of the representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein relating to substantiality or to materiality) when made and on and as of the Closing Date (except for those representations and warranties that relate to a particular date, which representations and warranties shall be true and correct as of such date), provided that this Section 7.1 shall be deemed satisfied so long as all failures of such representations, and warranties (other than the representations contained in Sections 4.1 and 4.2) to be true and correct (disregarding all such qualifications, as foresaid), taken together, would not reasonably be expected to (i) have a Buyer Material Adverse Change; provided, however, that in determining whether there has been such a Buyer Material Adverse Change, any adverse effect principally attributable to any of the following shall be disregarded:  (A) general political, economic, business, industry or financial market conditions; and (B) the taking of any action specifically required by this Agreement or (ii) materially delay or impair the ability of Sellers to consummate the Contemplated Transactions.

7.2.          BUYERS’ PERFORMANCE

(a)           Buyers shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by Buyers under this Agreement at or prior to the Closing Date.

(b)           Each document and each certificate required to be delivered pursuant to Section 2.5(d)(ii) must have been delivered.

7.3.          CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Statement and each of the Consents identified in Schedule 4.2 must have been obtained and must be in full force and effect.

7.4.          ANTITRUST APPROVAL

The Antitrust Approval shall have been satisfied.

7.5.          NO ORDER

No Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

7.6.          NO PROCEEDINGS

There shall be no pending Proceeding that would reasonably be expected to prevent or materially delay the Contemplated Transactions.

7.7.          NO PROHIBITION

There shall be no Legal Requirement which prohibits the consummation of the Contemplated Transactions.

7.8.          DELIVERABLES

Buyers shall have taken all actions and delivered all documents and instruments required to be taken and delivered by Buyers pursuant to Section 2.5.

8.             GENERAL INDEMNIFICATION OBLIGATIONS.

8.1.          DEFINITIONS

For purposes of this Section 8, the following terms have the meanings set forth below:

(a)           “Buyer Indemnified Parties” — means Buyers, their affiliates, and their directors, affiliates, agents and employees;

(b)           “Fundamental Losses” — means Losses arising out of or based upon the representations made by Sellers in Sections 3.1, 3.2, 3.3 and 3.22 that are false, untrue or inaccurate when made (or when deemed to have been made).

(c)           “Indemnified Party” — as to any claim means any Person entitled to indemnification against such claim pursuant to this Section 8.

(d)           “Indemnifying Party” — as to any claim means any Person obligated to indemnify against such claim pursuant to this Section 8.

(e)           “Loss” or “Losses” — means losses, payments (whether in cash or in kind), claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses, interest and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof, any amounts (whether in cash or in kind) in settlement in respect of any of the foregoing and any and all legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation.  For the avoidance of doubt, the term “Losses” shall not include, and the parties hereto hereby waive the rights to claim special or punitive damages.

(f)            “Tax Losses” — means Losses arising out of or based upon any representation made by Sellers in Section 3.8 that is false, untrue or inaccurate when made (or when deemed to have been made).

(g)           “Broker Losses” — means Losses arising out of or based upon the representation made by Sellers in Section 3.21 that is false, untrue or inaccurate when made (or when deemed to have been made).

8.2.          SURVIVAL

All representations, warranties and pre-closing covenants made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement will survive the Closing for the period(s) provided in Section 8.5(d).

8.3.          INDEMNIFICATION BY BUYERS

Each Buyer agrees to severally and jointly indemnify, defend and hold harmless each Seller and their respective shareholders, directors, officers, affiliates, agents, employees and advisors, from and against any and all Losses to the extent such Losses result from, arise out of or are based upon: (i) any representation set forth in Section 4 hereof being false or untrue when made (or deemed to be made) or the Breach of any warranty set forth in Section 4; or (ii) any Breach or default in performance by Buyers of any of their covenants or agreements in this Agreement or pursuant hereto, including without limitation, the payment of the Purchase Price.

8.4.          INDEMNIFICATION BY SELLERS

The Sellers agree to severally and jointly indemnify and hold harmless each Buyer Indemnified Party, from and against any and all Losses to the extent such Losses result from, arise out of or are based upon: (i) any representation made by such Seller in Section 3 hereof that is false, untrue or inaccurate when made (or when deemed to have been made) by such Seller or the Breach of any warranty made by such Seller in Section 3 hereof (provided, however, that, with respect to the representations (excluding Section 3.9) qualified by materiality, Material Adverse Change or similar qualifications, no Breach thereof shall be deemed to have occurred if the Losses resulting therefrom can be measured adequately or reasonably estimated in monetary terms and do not exceed, individually or in the aggregate, US$2,000,000; provided, further, that if the Losses resulting from such Breaches cannot be measured adequately or reasonably estimated in monetary terms, the foregoing proviso shall not apply to such Breaches); (ii) any Breach by such Seller of any of its respective covenants or agreements in this Agreement or pursuant hereto; (iii) any Losses of any Buyer Indemnified Party resulting from, arising out of or based upon the AMC Credit Agreement or any agreement, document or instrument relating thereto; (iv) without duplication of any amounts accounted for under Sections 2.2 and 2.3, any Inbursa Additional Amount if neither the Inbursa Amendment or Waiver nor the Inbursa Payoff Letter are delivered prior to the Closing Date for any reason whatsoever, and (v) any Taxes imposed on, asserted against, incurred by or paid by Symphony as a result of or in connection with the actions taken or omissions by Sellers and their affiliates in connection with Seller Structuring Transactions (irrespective of whether such Taxes are properly or legally imposed or asserted).

8.5.          LIMITATIONS ON INDEMNIFICATION

Notwithstanding any other provision in this Agreement to the contrary:

(a)           Except as set forth in Section 12.17, the right to indemnification under Sections 8.3 and 8.4 is the sole and exclusive remedy for the Indemnified Parties for any Breach of any representation, warranty, covenant, agreement or duty of the applicable Indemnifying Parties (except to the extent arising from the Indemnified Parties’ willful misconduct or from the Indemnified Parties’ intentional Breaches) (i) under this Agreement or any Transaction Document; (ii) in any schedule, certificate or other document delivered by or on behalf of the Indemnified Parties under this Agreement; or (iii) otherwise from or in connection with the Contemplated Transactions.

(b)           Sellers will have no liability with respect to the claims of Buyer Indemnified Parties for indemnification under Section 8.4(i) until the total of all Losses with respect to such matters exceeds US$2,000,000, in which case Buyers will then be entitled to indemnification for all such Losses; provided, that the foregoing limitation will not apply to Losses arising under Sections 3.1, 3.2, 3.3, 3.21 and 3.22.

(c)           The aggregate liability of Sellers with respect to the claims of Buyer Indemnified Parties for indemnification under Sections 8.4(i) and 8.4(ii) shall be limited to:

(i)          US$25,000,000 with respect to all Losses for which Buyer Indemnified Parties are entitled to indemnification under Section 8.4(i) (other than Fundamental Losses, Tax Losses and Broker Losses);

(ii)         US$70,000,000 with respect to Tax Losses, less all Losses included within Section 8.5(c)(i) (the “Tax Loss Cap”);

(iii)        US$315,000,000 with respect to Fundamental Losses; and

(iv)        the Closing Proceeds with respect to Broker Losses and Losses for which the Buyer Indemnified Parties are entitled to indemnification under Section 8.4(ii).

(d)           If the Closing occurs, no party shall be entitled to any recovery unless a claim for indemnification is made (i) in accordance with this Section 8 and before the date that is (A) the 12 month anniversary of the Closing Date with respect to Breaches for which Buyer Indemnified Parties are entitled to indemnification under Section 8.4(i) other than Sections 3.1, 3.2, 3.3, 3.8, 3.17, 3.21 and 3.22; (B) the 24 month anniversary of the Closing Date for all Breaches of Section 3.21; (C) the later of the 60 month anniversary of the day on which the Cinemex Companies (i) are or were required to file or (ii) effectively file the relevant Tax Return with the relevant Governmental Body in Mexico for the tax period in which the Taxes were incurred relating to a Pre-Closing or

Straddle Tax Period for all Breaches of Section 3.8 or Losses for which the Buyer Indemnified Parties are entitled to indemnification under Section 8.4(v); (D) the 60 month anniversary of the Closing Date for Breaches of Section 3.17; (E) at any time for all Breaches of Sections 3.1, 3.2, 3.3 and 3.22; (F) at any time for Losses for which the Buyer Indemnified Parties are entitled to indemnification under Sections 8.4(iii) and 8.4(iv); (G) the 36 month anniversary of the Closing Date for Losses for which the Buyer Indemnified Parties are entitled to indemnification under Section 8.4(ii).

(e)           The amount of any Loss for which indemnification is provided under this Section 8 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss and shall be reduced to take account of any Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss; provided that the Indemnified Party will use commercially reasonable efforts to recover amounts under insurance policies with respect to such loss.

“Tax Benefit” means the amount by which the tax liability of a corporation to the appropriate taxing authority is reduced by deduction, credit or otherwise or the amount by which a refund of Taxes is increased, provided that such reduction of tax liability or such refund of Taxes is “realized” in the taxable year during which an indemnity payment is made pursuant to this Agreement or in a taxable year prior to the year such payment is made.  A Tax Benefit shall be deemed to have been “realized” at the time of occurrence of the fact or event giving rise to any refund of Taxes or at the time that a loss, deduction or credit is incurred or allowed that results in reduction of Taxes that would otherwise be due for that tax year or for a prior tax year; in the event any of the Cinemex Companies has other losses, deductions, credits or similar items available to it, losses, deductions, credits or such other items for which the Sellers would be entitled to reduce its indemnification obligations pursuant to this Agreement shall be treated as the last items utilized to produce a Tax Benefit.

(f)            No Indemnified Party shall be indemnified pursuant to this Agreement to the extent that such Indemnified Party’s Losses are increased or extended by the willful misconduct, violation of Applicable Law or bad faith of such Indemnified Party.

8.6.          INDEMNIFICATION PROCEDURES

(a)           Each Indemnified Party shall, promptly after the receipt of notice of a written threat or the commencement of any action against such

Indemnified Party in respect of which indemnity may be sought from an Indemnifying Party pursuant to this Section 8, notify the Indemnifying Party in writing thereof, stating, to the extent known, the name of the Person threatening or commencing such action and a brief statement of the basis for any claim of indemnity for Losses.

(b)           The failure of any Indemnified Party to so notify an Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability except to the extent that the rights of such Indemnifying Party are prejudiced by such failure, it being understood that the Indemnifying Party is per se prejudiced if delivery of a notice specifying in reasonable detail the basis for an indemnification claim under this Section 8 is delivered after the time period set forth in Section 8.5(d).

(c)           With respect to any action notified by an Indemnified Party to an Indemnifying Party in accordance with this Section 8, the Indemnifying Party will be entitled to participate therein, and, to the extent it may wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party, and after written notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section 8 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

(d)           Upon making any payment to an Indemnified Party for any indemnification claim for Losses pursuant to this Section 8, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

(e)           The Indemnifying Parties shall not settle any action for which an Indemnified Party is or may be entitled to indemnification hereunder without the prior written consent of such Indemnified Party, which consent will not be unreasonably withheld or delayed, provided that the consent of the Indemnified Party shall not be required so long as the settlement (i) only provides for the payment of monetary damages by the Indemnifying Parties, (ii) does not restrict the conduct or business activities of any of the Indemnified Parties and (iii) provides a complete and full release from all liability to the Indemnified Party.

8.7.          TREATMENT OF INDEMNITY PAYMENTS

Buyers and Sellers agree that any indemnity payments made pursuant to this Section 8 will be treated by the parties as an adjustment to the Purchase Price.

9.             TERMINATION

9.1.          TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)                                  by either Buyers or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) on or before February 26, 2009, or such later date as the parties may agree upon (the “Outside Date”);

(b)                                 by Buyers if a supplement to the Disclosure Statement by Sellers contains changes or disclosure that, individually or in the aggregate with any other supplements, has or would reasonably be expected to result in a Material Adverse Change;

(c)                                  by mutual consent of Buyers and Sellers; or

(d)                                 by Sellers, if a resolution satisfactory to Sellers is not issued by the Mexican Federal Competition Commission within 65 Business Days following the submission by the parties of the required notification form(s).

9.2.          EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1, 12.3, 12.13 and 12.14, and paragraphs (c), (d) and (e) of Section 12.17, will survive and any liability arising from any intentional Breach; provided, however, that if this Agreement is terminated by a party because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.           INTENTIONALLY OMITTED.

11.           TAX MATTERS

11.1.        TRANSFER TAXES

Other than income Taxes, all documentary, sales, stamp, registration and other such similar Taxes and fees applicable under Mexican law and incurred in connection with this Agreement, if any, shall be paid by Buyers when due, and Buyers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and if required by applicable law, Sellers shall, and shall cause their Related Persons to, join in the execution of any such Tax Returns.

11.2.        PREPARATION OF TAX RETURNS

(a)           The Cinemex Companies and Symphony shall, and Sellers shall cause the Cinemex Companies and Symphony to, prepare and timely file or cause to be prepared and timely filed in a manner consistent with past practice, all Tax Returns of, with respect to, or including the Cinemex Companies and/or Symphony that are required to be filed (taking into account extensions) on or before the Closing Date.  Sellers shall timely pay or cause to be timely paid by the Cinemex Companies and Symphony all Taxes shown as due, or required to be shown as due, on such Tax Returns.  Sellers shall be entitled to receive any refund or credit reflected on such Tax Returns which is not received on or before the Closing Date (a “Pending Refund”), as described in Section 11.3(e).

(b)           Buyers shall cause the Cinemex Companies and Symphony to prepare and file all Tax Returns required to be filed by or with respect to such Cinemex Companies and/or Symphony for all Taxable Periods that (x) begin on or after January 1, 2008 and prior to the Closing Date and (y) end on, before or after the Closing Date (including Tax Returns for Straddle Periods), which Tax Returns have due dates (taking into account extensions) after the Closing Date (the “Post-Closing Returns”).  To the extent that the parties have agreed to the Tax treatment of specific items (including the provisions of this Agreement), such Post-Closing Returns will be prepared consistent with such agreement between the parties and otherwise in a manner consistent with Tax Returns filed by the Cinemex Companies and Symphony prior to the Closing Date, unless otherwise required by applicable Legal Requirements.  Sellers shall cooperate with Buyers and the Cinemex Companies and Symphony in the preparation of Post-Closing Returns and shall provide assistance as reasonably requested by Buyers.  In the case of a Post-Closing Return required to be filed in Mexico by the Cinemex Companies and/or Symphony, including any Tax Return for Mexican Income Tax filed on a consolidated basis for or including the Cinemex Companies (“Mexican Consolidated Income Tax Return”), and any

Tax Return for IETU or Mexican VAT required and/or permitted to be filed under Mexican Legal Requirements (a “Mexican Post-Closing Return”), Buyers shall use a person acceptable to Sellers, which may be Felix Nunez Gamboa (“Gamboa”) if he is available on terms reasonably acceptable to Buyers, to prepare such Mexican Post-Closing Return. Buyers will provide Sellers with access to the books and records of the Cinemex Companies and Symphony to the extent reasonably relevant to the preparation and review of any Post-Closing Return.  Buyers shall cause Cinemex Companies and Symphony to provide each Post-Closing Return to Sellers at least twenty (20) days prior to filing such Post-Closing Return for Sellers’ review and comment.  Such Post-Closing Return shall be final and binding on the parties unless either Sellers or Buyers deliver to the other a Notice of Objection within twenty (20) days after delivery of the Post-Closing Return to Sellers.  Buyers and Sellers shall utilize the procedures set forth in Section 2.3(c) to settle any disputed item included in a Notice of Objection.

(c)           If the Cinemex Companies are unable or otherwise fail to file a Mexican Consolidated Income Tax Return for the Tax year ending December 31 of the year of Closing, then prior to the following June 25th, Buyers shall cause the Cinemex Companies to prepare and provide to Sellers a form of Mexican Consolidated Income Tax Return for the period ending on the Closing Date as if the Cinemex Companies were able to file a Mexican Consolidated Income Tax Return, for Sellers’ review and comment.  Subject to the provisions of Section 11.3 relating to resolution of any disputed item, Buyers shall cause the Cinemex Companies to make such revisions to such form of Mexican Consolidated Income Tax Return as are reasonably requested by Sellers.  Any refund or credit, or additional Tax due, as reflected on the final form of Mexican Consolidated Income Tax Return, shall be substituted for the amounts of refund or credit, or additional Tax due, as reflected on all Mexican Income Tax Returns for the individual Cinemex Companies for purposes of applying Section 11.3, and the amount of refund or credit shall be deemed received by the Cinemex Companies on August 15 of the calendar year after Closing for purposes of applying Section 11.3.

11.3.        TAX PAYMENTS AND REFUNDS

(a)           In the case of Taxes that are payable with respect to any Taxable Period of the Cinemex Companies and/or Symphony that begins on or before, and ends after, the Closing Date (a “Straddle Period”), the portion of any such Tax (“Straddle Period Tax”) that is allocable to the portion of such Straddle Period ending on the Closing Date shall be:

(i)          in the case of Taxes (including Specified Taxes and social security taxes, payroll taxes, INFONAVIT and SAR) that are either (A) based upon or related to income or receipts or (B) imposed in connection with any withholding obligation, any obligation related to payroll, any actual or deemed value added tax, sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable by the Cinemex Companies or Symphony, as the case may be (after giving effect to amounts which would be deductible in the computation of, or offset against, such Taxes, including any loss or credit carryforwards from prior years, which loss or credit carryforwards will be allocated first to the computation of, or offset against, Taxes allocable to the portion of the Straddle Period ending on the Closing Date) if the Taxable Period ended on the Closing Date, and the parties shall elect to do so if permitted by applicable Legal Requirements; and

(ii)         in the case of Taxes imposed on a periodic basis with respect to the assets of the Cinemex Companies and/or Symphony, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  In the case of Taxes based upon or measured by capital (including net worth or long-term debt) or intangibles allocable to the portion of the Straddle Period ending on the Closing Date, such Tax shall be computed by reference to the level of such items on the Closing Date.

(b)           Notwithstanding the provisions of Section 11.3(a), all payments under Sections 2.2(c) and 2.2(d) shall be treated for Tax purposes as having been made on the Closing Date.

(c)                                  In the case of Taxes that are payable with respect to any Taxable Period that begins on or after January 1, 2008 and ends on or before the Closing Date that are reported on a Post-Closing Return, Sellers shall be responsible for any Taxes due with the original Post-Closing Return in accordance with Section 11.3(e) and shall be entitled to receive any refund of Taxes shown on the original Post-Closing Return in accordance with Section 11.3(f).

(d)           Buyers shall cause the Cinemex Companies and Symphony to prepare and provide Sellers with calculations of the allocation to Sellers of any Straddle Period Tax and the amount of any credit against such Straddle Period Tax, together with a calculation of Sellers’ allocable share of any refund or credit (“Straddle Period Tax Calculation”), determined in the manner described in Sections 11.3(a) and (b), at the same time that Buyers provide a copy of the applicable Post-Closing Return for Sellers’ review pursuant to Section 11.2(b).  Unless Sellers provide Buyers with a Notice of Objection to any Post-Closing Return or any Straddle Period Tax Calculation within twenty (20) days after delivery thereof to Sellers, such Post-Closing Return or Straddle Period Tax Calculation shall be final and binding on the parties.  Buyers and Sellers shall utilize the procedures set forth in Section 2.3(c) to settle any disputed item included in a Notice of Objection or otherwise for a Post-Closing Return or Straddle Period Tax Calculation.  Any Post-Closing Return filed with respect to a disputed item shall be filed consistent with the final resolution of such disputed item.

(e)           No later than twenty (20) days after the earlier of (i) 21 days after the delivery of the Straddle Period Tax Calculation, if no Notice of Objection is filed, or (ii) the final resolution of any disputed items on any original Post-Closing Return, Sellers shall pay to Buyers the Tax reflected on such Post-Closing Return (as amended to reflect the resolution of any disputed item) for a period other than a Straddle Period and Sellers’ allocable share of any Straddle Period Tax as provided in the Straddle Period Tax Calculation.  Notwithstanding the foregoing, Sellers shall not be obligated to pay any such Tax to the extent included in Current Liabilities as finally determined under Section 2.3.  The parties acknowledge and agree that Specified Taxes shall not be included in Current Assets or Current Liabilities under Section 2.3.

(f)            No later than ten (10) days after any Pending Refund, Tax refund for a Post-Closing Return described in Section 11.3(c), or Tax refund for the portion of any Straddle Period ending on the Closing Date is received or credit is allowed or applied against another Tax liability by a Taxing Authority, Buyers shall pay or cause to be paid to Sellers any such Pending Refund and any such Tax refund or credit.  Notwithstanding the foregoing, Sellers shall not be entitled to a refund or credit of Tax to the extent included in Current Assets as finally determined under Section 2.3.

(g)           For purposes of determining the amount of Taxes payable by Sellers and the amount of Tax refunds (including any Pending Refunds) and credits payable to Sellers under this Section 11,

Sellers shall be deemed to have paid toward Taxes for which they are responsible (i) all Tax payments made on or before the Closing Date by or on behalf of the Cinemex Companies or Symphony, including estimated payments of the Specified Taxes, and (ii) without duplication, all Tax payments and accruals that are included in Aggregate Working Capital as finally determined under Schedule 2.3.

(h)           Buyers shall not take any action (including making any election) other than in the Ordinary Course of Business that will increase the amount of Taxes for which the Sellers are responsible under this Agreement, including any Straddle Period Tax.

11.4.        TAX COOPERATION AND EXCHANGE OF INFORMATION

Buyers and Sellers shall (a) after the Closing, assist (and cause any respective Related Person to assist) in preparing and filing any Tax Returns that either party is responsible for preparing and filing with respect to the Cinemex Companies or Symphony, (b) after the Closing, cooperate fully in preparing for any audits of, or disputes or other Proceedings with any Taxing Authority or with respect to any matters with respect to Taxes of or relating to the Cinemex Companies or Symphony and (c) make available to either party and to any Taxing Authority as reasonably requested all information, records, and documents relating to Tax matters (including Tax Returns) of or relating to the Cinemex Companies or Symphony relating to any Taxable Period that begins on or before the Closing Date and will preserve such information, records, or documents until the expiration of any applicable statute of limitations or extensions thereof.  Each party shall keep any information obtained under this Section 11.4 confidential except (i) as may be necessary in connection with the filing of Tax Returns or claims for refund or the conduct of any audit, litigation or other Proceeding with respect to Taxes or (ii) with the consent of the other party hereto.

11.5.        CONTESTS

(a)           After the Closing Date, Buyers shall notify Sellers in writing within ten (10) days of receiving notice of a proposed assessment or the commencement of any Tax audit or administrative or judicial Proceeding or of any demand or claim on Buyers or the Cinemex Companies or Symphony, which, if determined adversely to such party or after the lapse of time, could have an adverse effect on Sellers.  Such notice shall contain factual information (to the extent known to Buyers and the Cinemex Companies or Symphony or any Related Person of such party) briefly describing the asserted Tax liability and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability.

The failure of Buyers to provide Sellers such notice shall not release Sellers from their obligations under this Agreement except to the extent Sellers have been materially prejudiced by the failure to receive such notice.

(b)           Except as provided below, in the case of a Tax audit or administrative or judicial Proceeding (a “Contest”) that relates to Taxable Periods ending on or prior to the Closing Date or to any Straddle Period pursuant to which Contest Sellers could be liable for indemnification or could be entitled to a Tax refund from a Taxing Authority pursuant to this Agreement, Sellers shall have the right, at their expense, to participate in or, at the option of Buyers, control the conduct of such Contest; provided that, even if Buyers opt to permit Sellers to control the conduct of such Contest, Sellers (i) shall permit Buyers to participate in the Proceeding and to monitor the progress of such Proceeding, and (ii) if such settlement or compromise would have an adverse effect on the Cinemex Companies, Symphony or Buyers, individually or in the aggregate, shall not settle or otherwise compromise such Proceeding without the prior written consent of Buyers (which consent shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, Sellers shall not have the right to control any Contest pursuant to which Sellers would reasonably be expected to be entitled to a Tax refund if the outcome of such contest could have an adverse effect on the Cinemex Companies, Symphony, or Buyers, individually or in the aggregate.  In the case of a Contest that relates to the income tax returns of any of the Cinemex Companies or Symphony (an “Income Tax Contest”) that relates to Taxable Periods ending on or prior to the Closing Date, pursuant to which Contest Sellers could be liable for indemnification or could be entitled to a Tax refund from a Taxing Authority pursuant to this Agreement, Sellers shall have the right, at their expense, to control the conduct of such Income Tax Contest, and, pursuant to Section 11.4, Buyers will cause Cinemex Companies to provide Sellers with reasonable assistance and access to the books and records of such Cinemex Company or Symphony as it relates to the Income Tax Contest, provided that Sellers (i) shall permit Buyers to participate in the Income Tax Contest and to monitor the progress of such Contest and (ii) if such settlement or compromise would have an adverse effect on the Cinemex Companies, Symphony or Buyers, individually or in the aggregate, shall not settle or otherwise compromise such Income Tax Contest without the prior written consent of Buyers (which consent shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, Sellers shall not be entitled to control any Contest if such Contest, alone or in conjunction with other Contests, could reasonably be expected to result in Losses that exceed the Tax Loss Cap.  Any Tax adjustment (including restatement by inflation, surcharges, penalties and fines) assessed as a consequence of the conclusion of a Tax audit or administrative or judicial proceeding or of any demand or claim on Buyers or the Cinemex Companies corresponding to a taxable period that (A) ends on or before the Closing Date or (B) is allocable to the portion of such Straddle Period ending on and including the Closing Date, (x) shall be paid by Sellers to Buyers if the Tax adjustment requires payment of additional Taxes, subject to the limitations set forth in Section 8.5 as if such additional Taxes were Losses subject to indemnification under Section 8.4(i) and (y) shall be paid by or at the direction of Buyers to Sellers if the Tax adjustment results in a credit or refund of Taxes.

11.6.        MISCELLANEOUS

For Tax purposes, unless otherwise provided for by Legal Requirement, the parties hereto agree to treat any payment pursuant to this Section 11 and any other indemnification payment made under Section 8 or otherwise pursuant to this Agreement as adjustments to the Purchase Price.

12.           GENERAL PROVISIONS

12.1.        EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

12.2.        PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyers and Sellers mutually determine, except as may be required by any Legal Requirement or by the rules of any national securities exchange or automated quotation system to which Sellers or any Related Person of Sellers is or becomes subject.  Sellers and Buyers will consult with each other concerning the means by which the Cinemex Companies’ employees, customers, and suppliers and others having dealings with the Cinemex Companies will be informed of the Contemplated Transactions.

12.3.        CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyers will maintain in confidence, and will cause Buyers’ Advisors to maintain in confidence, and not use to the detriment of another party or a Cinemex Company any written, oral, or other information obtained in confidence from another party or a Cinemex Company in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or such information becomes publicly available through no fault of such party or (ii) such party is compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by a Legal Requirement or Mexican Legal Requirement or by the applicable rules of a national securities exchange.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

12.4.        NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers or Guarantor:

c/o AMC Entertainment Inc.

920 Main St.

Kansas City, MO 64105

Telephone Number:  (816) 480-2506

Facsimile Number:  (816) 480-4700

Attention:  Kevin M. Connor, General Counsel

with a copy to:

Lathrop & Gage L.C.

2345 Grand Boulevard, Suite 2200

Kansas City, MO 64108

Telephone Number:  (816) 460-5824

Facsimile Number:  (816) 292-2001

Attention: Joseph W. Medved

Entretenimiento:

Edificio Parque Reforma

Campos Eliseos # 400, piso 18

Col. Lomas de Chapultepec

11560 Mexico, D.F.

Attention: Adolfo Casar

Facsimile No.: +52 (55) 5246-3742

with a copy to:

Galicia y Robles, S.C.

Torre Del Bosque

Blvd. Manuel Avila Camacho No. 24, 7° Piso

11000 Mexico, D.F.

Attention: Christian Lippert H.

Facsimile No.:   +52 (55) 5540-9202 x 2233

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Alejandro Radzyminski

Facsimile No.:   +1 (917) 777-3702

12.5.        FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6.        WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7.        ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.8.        DISCLOSURE STATEMENT

In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Statement (other than an exception expressly set forth as such in the Disclosure Statement with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.  Any reference in a particular section or part of the Disclosure Statement shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in (a) the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent on its face or an appropriate cross-reference is provided.

12.9.        ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

(a)           Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

(b)           Notwithstanding anything in this Agreement to the contrary, Sellers shall have the right to transfer a portion of the Shares to affiliates of Sellers prior to the Closing Date, but only to the extent that such transfer does not result in, or is not reasonably likely to have, a material adverse effect on the Cinemex Companies’  tax contribution position (cuenta de capital de aportación), in which case any Sellers that do not own any Shares as of the Closing Date will be released and the transferee affiliates of Sellers owning Shares will be joined as parties to this Agreement and Buyers may assign their rights and obligations hereunder; provided that the assigning Seller or Buyer shall remain liable for the obligations hereunder so assigned.

12.10.      SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11.      SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

12.12.      TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13.      GOVERNING LAW

This Agreement will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles.

12.14.      JURISDICTION AND VENUE

Any action or proceeding arising out of or relating to this Agreement will be brought against any of the parties in the courts of New York and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York in connection with any action or proceeding.  In any action or proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.  Each of the parties hereto also hereby agrees that any final and unappealable judgment against any party hereto in connection with any action or proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.  Process in any such action or proceeding may be served on any party anywhere in the world.

12.15.      WAIVER OF JURY TRIAL.

TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.16.      COUNTERPARTS

This Agreement may be executed in one or more counterparts (including facsimile and portable document format (.PDF) copies), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.17.      SPECIFIC PERFORMANCE; LIQUIDATED DAMAGES; ATTORNEYS’ FEES

(a)           The parties agree that if any of the provisions of this Agreement were not performed by Sellers in accordance with their specific terms or were otherwise Breached by Sellers, irreparable damage would occur to Buyers, no adequate remedy at law would exist for Buyers and damages would be difficult to determine, and that prior to the termination of this Agreement Buyers will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity without need of posting any bond or security.

(b)           The parties agree that if any of the provisions of this Agreement were not performed by Buyers in accordance with their specific terms or were otherwise Breached by Buyers, irreparable damage would occur to Sellers, no adequate remedy at law would exist for Sellers and damages would be difficult to determine, and that prior to the termination of this Agreement Sellers will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity without need of posting any bond or security.

(c)           In the event that (i) the conditions to Sellers’ obligation to close the Contemplated Transactions set forth in Section 7 have been satisfied or to the extent permitted by Applicable Law waived and Sellers are not then in Breach of this Agreement and (ii) all of the conditions to Buyers’ obligation to close set forth in Sections 6 have been satisfied or to the extent permitted by Applicable Law waived and Buyers do not consummate the Closing, then, if Sellers terminate this Agreement pursuant to Section 9.1(a), Sellers shall be entitled to liquidated damages from Entretenimiento in the amount of US$50,000,000, together with interest on such amount at 9% per annum until paid (the “Seller Liquidated Damages”).  The parties agree that the Seller Liquidated Damages are not intended as a penalty but as liquidated damages in a reasonable amount that will compensate Sellers for Buyers’ failure to consummate the Contemplated Transactions, which amount would otherwise be impossible to calculate with precision.  The rights and remedies of Sellers provided by this Section 12.17(c) shall survive the termination of this Agreement and shall be the sole and exclusive remedy of Sellers after termination of this Agreement pursuant to Section 9.1(a).

(d)           In the event that: (i) the conditions to Buyers’ obligation to close the Contemplated Transactions set forth in Section 6 have been satisfied or to the extent permitted by Applicable Law waived and Buyers are not then in Breach of this Agreement and (ii) all of the conditions to Sellers’ obligation to close set forth in Section 7 have been satisfied or to the extent permitted by Applicable Law waived and Sellers do not consummate the Closing, then, if Buyers terminate this Agreement pursuant to Section 9.1(a), Buyers shall be entitled to liquidated damages from Sellers in the amount of US$50,000,000, together with interest on such amount at 9% per annum until paid (the “Buyer Liquidated Damages”).  The parties agree that the Buyer Liquidated Damages are not intended as a penalty but as liquidated damages in a reasonable amount that will compensate Buyers for Sellers’ failure to consummate the Contemplated Transactions, which amount would otherwise be impossible to calculate with precision.  The rights and remedies of Buyers provided by this Section 12.17(d) shall survive the termination of this Agreement and shall be the sole and exclusive remedy of Buyers after termination of this Agreement pursuant to Section 9.1(a).

(e)           If a party is successful in any suit or proceeding against the other party to enforce this Agreement or because of any damages sustained by a party due to the other party’s Breach of this Agreement, the losing party will pay the prevailing party, in addition to other costs and damages, its reasonable attorneys’ fees.

12.18.      EFFECT OF INVESTIGATION

No investigation conducted by any party or any party’s respective affiliates or Representatives made heretofore or hereafter shall affect the representations and warranties of any party hereto contained herein or the indemnification obligations of the Sellers set forth in Section 8 and Section 11.

12.19.      NO SUBROGATION

Each of the Sellers hereby irrevocably and unconditionally waives any and all rights of subrogation against or with respect to any of the Cinemex Companies or any Person that becomes an affiliate of the Cinemex Companies after the Closing of the obligations under the Inbursa Loan Agreement which the Sellers may at any time otherwise have as a result of the repayment by, or on behalf of, the Cinemex Companies of any or all of the obligations of the Cinemex Companies under the Inbursa Loan Agreement.

12.20.      NATURE OF SELLERS’ OBLIGATIONS

All representations, warranties, covenants, obligations and agreements of each Seller hereunder are joint and several representations, warranties, covenants, obligations and agreements of all Sellers.

12.21.      NATURE OF BUYERS’ OBLIGATIONS

All representations, warranties, covenants, obligations and agreements of each Buyer hereunder are joint and several representations, warranties, covenants, obligations and agreements of all Buyers.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:

Entretenimiento GM de México, S.A. de
C.V.

By:	/s/ Alfredo Casar
Alfredo Casar
Attorney-in-fact

By:	/s/ José Martí
José Martí
Attorney-in-fact

Sellers:

AMC Netherlands HoldCo B.V.

By:	/s/ Craig R. Ramsey
Craig R. Ramsey
Director

AMC Europe S.A.

By:	/s/ Craig R. Ramsey
Craig R. Ramsey
Director

LCE Mexican Holdings, Inc.

By:	/s/ Craig R. Ramsey
Craig R. Ramsey
Executive Vice President and Chief
Financial Officer

SIGNATURE PATE TO STOCK PURCHASE AGREEMENT

GUARANTY

AMC Entertainment Inc., being the indirect owner of Sellers and as an inducement to Buyers entering into this Agreement, hereby guarantees the performance and payment of the obligations of Sellers under this Agreement.

Dated:	November 5, 2008

AMC Entertainment Inc., a Delaware
corporation

By:	/s/ Craig R. Ramsey
Craig R. Ramsey
Executive Vice President and Chief
Financial Officer

SIGNATURE PATE TO STOCK PURCHASE AGREEMENT

EXHIBIT A

Grupo Cinemex S.A. de C.V. Wholly-Owned Subsidiaries

1.	Cadena Mexicana de Exhibición, S.A. de C.V.
2.	Arrendadora Inmobiliaria Cinematográfica, S.A. de C.V.
3.	Operadora de Cinemas, S.A. de C.V.
4.	Cinemex Producciones, S.A. de C.V.
5.	FICC Ciudad de México, S.A. de C.V.
6.	Serviuno, S.A. de C.V.
7.	Servicios Cinematográficos Especializados, S.A. de C.V.
8.	Operadora Moliere, S.A. de C.V.
9.	Teatro Polanco, S.A. de C.V.
10.	Producciones Expreso Astral, S.A. de C.V.
11.	Cinemex Altavista, S.A. de C.V.
12.	Cinemex Aragón, S.A. de C.V.
13.	Cinemex Cuauhtémoc, S.A. de C.V.
14.	Cinemex Ecatepec, S.A. de C.V.
15.	Cinemex El Risco, S.A. de C.V. (Patriotismo)
16.	Cinemex El Rosario, S.A. de C.V.
17.	Cinemex Ixtapaluca, S.A. de C.V.
18.	Cinemex Desarrollos, S.A. de C.V.
19.	Cinemex Las Plazas Guadalajara, S.A. de C.V.
20.	Cinemex Legaria, S.A. de C.V.
21.	Cinemex Antara, S.A. de C.V.
22.	Cinemex Interlomas, S.A. de C.V.
23.	Cinemex Manacar, S.A. de C.V.
24.	Cinemex Masaryk, S.A. de C.V.
25.	Cinemex Misterios, S.A. de C.V.
26.	Cinemex Morelia, S.A. de C.V.
27.	Cinemex Mundo E, S.A. de C.V.
28.	Cinemex Palomas, S.A. de C.V.
29.	Cinemex Parque Delta, S.A. de C.V.
30.	Cinemex Perinorte, S.A. de C.V.
31.	Cinemex Polanco, S.A. de C.V.
32.	Cinemex Puebla, S.A. de C.V.
33.	Cinemex San Antonio, S.A. de C.V.
34.	Cinemex Santa Fe, S.A. de C.V.
35.	Cinemex Tenayuca, S.A. de C.V.
36.	Cinemex Toluca II, S.A. de C.V.
37.	Cinemex Universidad, S.A. de C.V.
38.	Cinemex WTC, S.A. de C.V.
39.	Cinemex Zaragoza, S.A. de C.V.
40.	FiCCO Educación y Cultura A.C.

EXHIBIT B

Transaction Documents

Each certificate, power of attorney and consent delivered at Closing pursuant to this Agreement as set forth in Section 2.5.

EXHIBIT C

Form of Resignation and Release of Directors

[    ] de [     ] de 2008 [AL CIERRE]

[Nombre de la sociedad correspondiente], [S.A. de C.V. / S. de R.L. de C.V.]

Estimados señores,

Por medio de la presente (1) renuncio al cargo de miembro del [Consejo de Administración / Consejo de Gerentes] de [Nombre de la sociedad], [S.A. de C.V. / S. de R.L. de C.V.] (la “Sociedad”) que he venido desempeñando hasta la fecha del presente, y (2) reconozco y manifiesto de manera absoluta e incondicional que [ni la Sociedad ni alguna de sus afiliadas o subsidiarias, tienen a su cargo adeudo alguno frente al suscrito y han cubierto en su totalidad cualesquiera pagos que el suscrito haya tenido derecho a recibir, por lo que, no me reservo acción o derecho alguno que ejercitar en contra de la Sociedad o cualquiera de sus afiliadas o subsidiarias, ni de persona física o moral que represente de forma alguna los intereses de éstas, liberándolas en consecuencia de cualquier responsabilidad.]

[Mediante la aceptación y suscripción de la presente, la Sociedad (i) otorga el finiquito más amplio que en derecho proceda en favor del suscrito, respecto de cualquier acción u omisión realizada en el legal desempeño de su cargo y (ii) renuncia, de manera incondicional e irrevocable, a cualquier derecho que pudiere tener en contra del suscrito, respecto de cualquier acción u omisión realizada en el legal desempeño de su cargo.]

RECONOZCO Y ACEPTO,

[           ],  2008 [AT CLOSING]

[Name of the relevant company], [S.A. de C.V. / S. de R.L. de C.V.]

Dear sirs,

I hereby (1) resign my position as member of the [Board of Directors] [Board of Managers] of [Name of the company], [S.A. de C.V. / S. de R.L. de C.V.] (the “Company”), [and (2)  fully and unconditionally acknowledge and agree that the Company and any of its affiliates or subsidiaries do not owe me and have fully complied with any payments to which I have been entitled; consequently, I do not reserve for myself any action or right against the Company nor any of its affiliates or subsidiaries, nor against any other person or company representing their interests, releasing them of any liabilities whatsoever.]

[By executing and accepting this letter, the Company (i) hereby releases, to the greatest possible extent, the undersigned in respect of any action or omission arising from its acting as                   and (ii) unconditionally and irrevocably waives any right to which it may be entitled against the undersigned, in respect of any action or omission arising from its acting as                   .]

I ACKNOWLEDGE AND AGREE,

[ ]	[ ]

SCHEDULE 1

Sellers’ Knowledge Persons

Alma Rosa Garcia

Damián Piza

Jesús Paz

SCHEDULE 2

Buyers’ Knowledge Persons

Alfredo Casar

Jose Leonardo Marti

SCHEDULE 2.1

Transfers of Shares between Buyers and Sellers

To be provided at Closing once individual Buyers are identified pursuant to Section 5.10.

SCHEDULE 2.3

Working Capital

Please see attached.

SCHEDULE 4.2

Buyers’ Consents

None